Exhibit 4.6
EXECUTION COPY

FLAG ACQUISITION CORPORATION
(to be merged with and into Metals USA, Inc.),
as Issuer
the GUARANTORS named herein
11 1/8% SENIOR SECURED NOTES DUE 2015

INDENTURE
Dated as of November 30, 2005

WELLS FARGO BANK, N.A.,
as Trustee and Notes Collateral Agent

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		Page
Section 10.04.	No Waiver	97
Section 10.05.	Modification	97
Section 10.06.	Execution of Supplemental Indenture for Future Guarantors	97

	ARTICLE 11

	SECURITY DOCUMENTS

Section 11.01.	Collateral and Security Documents	98
Section 11.02.	Recordings and Opinions	99
Section 11.03.	Release of Collateral	100
Section 11.04.	Permitted Releases Not To Impair Lien; Trust Indenture Act Requirements	101
Section 11.05.	Certificates of the Trustee	101
Section 11.06.	Suits To Protect the Collateral	102
Section 11.07.	Authorization of Receipt of Funds by the Trustee Under the Security Documents	102
Section 11.08.	Purchaser Protected	102
Section 11.09.	Powers Exercisable by Receiver or Trustee	102
Section 11.10.	Release Upon Termination of the Company’s Obligations	103
Section 11.11.	Notes Collateral Agent	103
Section 11.12.	Designations	107

	ARTICLE 12

	[INTENTIONALLY LEFT BLANK]

	ARTICLE 13

	MISCELLANEOUS

Section 13.01.	Trust Indenture Act Controls	107
Section 13.02.	Notices	108
Section 13.03.	Communication by the Holders with Other Holders	108
Section 13.04.	Certificate and Opinion as to Conditions Precedent	108
Section 13.05.	Statements Required in Certificate or Opinion	109
Section 13.06.	When Notes Disregarded	109
Section 13.07.	Rules by Trustee, Paying Agent and Registrar	109
Section 13.08.	Legal Holidays	109
Section 13.09.	GOVERNING LAW	109
Section 13.10.	No Recourse Against Others	109
Section 13.11.	Successors	110
Section 13.12.	Multiple Originals	110
Section 13.13.	Table of Contents; Headings	110
Section 13.14.	Indenture Controls	110
Section 13.15.	Intercreditor Agreement Governs	108

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		Page
Section 13.16.	Severability	110
Section 13.17.	Currency of Account; Conversion of Currency; Foreign Exchange Restrictions	110

Appendix A – Rule 144A/Regulation S/IAI Appendix

Exhibit 1 – Form of Initial Note
Exhibit A – Form of Exchange Note or Private Exchange Note
Exhibit 2 – Form of Letter of Representation

Appendix B – Form of Supplemental Indenture for Future Guarantors

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CROSS-REFERENCE TABLE

TIA		Indenture
Section		Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.06
	(b)	13.03
	(c)	13.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06
	(d)	7.06
314	(a)	4.02; 4.09
	(b)	N.A.
	(c)(1)	13.04
	(c)(2)	13.04
	(c)(3)	N.A.
	(d)	11.04
	(e)	N.A.
	(f)	4.10
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a) (last sentence)	13.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	13.01
N.A. Means Not Applicable.

Note:	This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture

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     INDENTURE dated as of November 30, 2005 among Flag Acquisition Corporation, a Delaware corporation (“Flag Acquisition”), Flag Intermediate Holdings Corporation, a Delaware corporation, the Subsidiary Guarantors (as defined herein) and Wells Fargo Bank, N.A., as trustee, and the Notes Collateral Agent (as defined herein).
          Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes issued under this Indenture.
ARTICLE 1
          DEFINITIONS AND INCORPORATION BY REFERENCE
          SECTION 1.01. Definitions.
          “ABL Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by the Company or any Guarantor: (a) all Accounts; (b) all Inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents; (d) all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (e) all Indebtedness of Holdings or any of its subsidiaries that arises from cash advances made after the date hereof to enable the obligor or obligors thereon to acquire Inventory; (f) all collection accounts, deposit accounts and commodity accounts and any cash or other assets in any such accounts (other than identifiable cash proceeds in respect of real estate, Fixtures or Equipment); (g) all books and records related to the foregoing; and (h) all Products and Proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of the Company or any Guarantor and business interruption insurance. All capitalized terms used in this definition and not defined elsewhere herein have the meanings assigned to them in the Uniform Commercial Code.
          “ABL Facility” means the credit agreement among Holdings, the Company, certain Subsidiaries of the Company, the financial institutions named therein, Credit Suisse, as Administrative Agent, and Bank of America, N.A., as Collateral Agent, dated as of the Issue Date, as amended, extended, renewed, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder.
          “Acquired Indebtedness” means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.
          “Additional Notes” means the 11 1/8% Senior Secured Notes Due 2015 issued under the terms of this Indenture subsequent to the Issue Date.
          “Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
     (1) Consolidated Taxes; plus
     (2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus
     (3) Consolidated Non-cash Charges; plus
     (4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after September 30, 2005 the amount determined in accordance with Section 4.07(b)(iii); plus
     (5) facility closure and severance costs and charges; plus
     (6) impairment charges, including the write-down of Investments; plus
     (7) non-operating expenses; plus
     (8) restructuring expenses and charges;
less, without duplication,
     (9) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs); minus
     (10) non-operating income.

          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
          “After-Acquired Property” means (i) equipment or fixtures acquired by the Company or any Guarantor after the Issue Date which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Notes Collateral, (ii) any equipment, fixtures and real estate of the Company or any Guarantor acquired after the Issue Date and which is not subject to a Permitted Lien pursuant to clause (6) or (10) of the definition thereof, (iii) any assets acquired by the Company or any Restricted Subsidiary in compliance with Section 4.06(a)(iii) or pursuant to an Asset Sale Investment contemplated by Section 4.06(b)(i), (iv) all Capital Stock of the Company issued after the Issue Date, (v) all of the Capital Stock acquired after the Issue Date (subject to the limits described in Section 11.01(b)) and held by the Company, Holdings or any Subsidiary Guarantor (which, in the case of any first-tier Foreign Subsidiary, will be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such first-tier Foreign Subsidiary) and (vi) substantially all of the other tangible and intangible assets of the Company, Holdings and each Subsidiary Guarantor acquired after the Issue Date; provided, however, that in no event shall After-Acquired Property include any Excluded Assets.
          “Applicable Premium” means,
          (1) with respect to any Note on any applicable redemption date, the greater of:
     (a) 1.0% of the then outstanding principal amount of such Note; and
     (b) the excess of:
     (A) the present value at such redemption date of the sum of (i) the redemption price of such Note at December 1, 2010 (such redemption price being set forth in Paragraph 5 of such Note) plus (ii) all required interest payments due on such Note through December 1, 2010 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
     (B) the then outstanding principal amount of such Note.
     “Asset Sale” means:
     (1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

     (2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:
     (a) a disposition of Cash Equivalents or Investment Grade Securities;
     (b) disposition of obsolete, damaged or worn out equipment or other property or other disposals of equipment or other property in connection with reinvestment in or replacement of equipment or other property, in each case, in the ordinary course of business;
     (c) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01(a) or any disposition that constitutes a Change of Control;
     (d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;
     (e) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $4.5 million; provided, however, that the aggregate Fair Market Value of all dispositions made pursuant to this clause (e) shall not exceed $16 million;
     (f) any disposition of assets of the Company or any Restricted Subsidiary having an aggregate Fair Market Value of less than $750,000;
     (g) any disposition of assets to the Company or any Restricted Subsidiary of the Company, including by way of merger;
     (h) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $3.5 million shall be evidenced by an Officers’ Certificate, and (2) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;
     (i) any disposition of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;
     (j) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
     (k) any disposition of ABL Collateral;

     (l) the lease, assignment or sublease of any real or personal property in the ordinary course of business;
     (m) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;
     (n) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;
     (o) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements or (iii) the reservation or presale of production capacity of the Company or any of its Restricted Subsidiaries by one or more third parties;
     (p) sales or grants of licenses or sublicenses to use the Company’s or any of its Restricted Subsidiaries trademarks, patents, trade secrets, know-how or other intellectual property and technology to the extent that such sale, license or sublicense does not prohibit the licensor from using such trademark, patent, trade secret, know-how, technology or other intellectual property;
     (q) any Sale/Leaseback Transaction pursuant to which the Company or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $10.0 million; and
     (r) any other disposition of property or assets owned by the Company or any of its Restricted Subsidiaries; provided, however, that the aggregate Fair Market Value of all property and assets disposed of pursuant to this clause (r) shall be less than $16.5 million.
          For purposes of this definition of “Asset Sale,” a transaction that would otherwise be an Asset Sale need not be excluded pursuant solely to one clause above and may be divided among the clauses above as well as excluded in part pursuant to one or more of such clauses and treated in part as an Asset Sale under Section 4.06.
          “Asset Sale Cash Equivalents” means, in connection with an Asset Sale by the Company or any of its Restricted Subsidiaries:
     (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or the Guarantees of the Notes, as the case may be) that are assumed by the transferee of any assets pursuant to an Asset Sale;
     (b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and
     (c) except in the case of an Asset Sale of any Notes Collateral, any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $20.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
          “Asset Sale Investment” means an investment in any one or more businesses, assets or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company or, if such Person is a Restricted Subsidiary of the Company, in an increase in the percentage ownership of such Person by the Company or any Restricted Subsidiary of the Company.
          “Bank Collateral Agent” means Bank of America, N.A. and any successor under the ABL Facility, or if there is no ABL Facility, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.
          “Bank Lenders” means the lenders or holders of Indebtedness issued under the ABL Facility.
          “Bank Representative” means any trustee, agent or representative with respect to Indebtedness issued under the ABL Facility.
          “Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
          “Business Day” means each day which is not a Legal Holiday.
          “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
          “Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”
     “Cash Equivalents” means:
     (1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;
     (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500.0 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);
     (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;
     (6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;
     (7) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

     (8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.
     “Change of Control” means the occurrence of any of the following events:
     (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or
     (ii) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company; or
     (iii) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously approved as described in this clause (iii) or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.
          Notwithstanding the foregoing, the Transactions (and any related change to the Board of Directors of the Company) shall not constitute a Change of Control.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means all the assets and properties subject to the Liens created by the Security Documents.
          “Company” means, prior to the Merger, Flag Acquisition and immediately upon consummation of the Merger, Metals USA, and any successor in interest thereto, including any successor thereto pursuant to Section 5.01(a).
          “consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

          “Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:
     (1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);
     (2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;
     (3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than the Company and its Restricted Subsidiaries;
     (4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company and (y) dividends that are payable only at such time as there are no Notes outstanding); and
     (5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries;
     less
     (6) interest income of the Specified Person and its Restricted Subsidiaries for such period.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:
     (1) any net after-tax extraordinary or nonrecurring gains, losses, income, expenses or charges, including any severance expenses and fees, expenses or charges related to any offering of Equity Interests, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by this Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded; provided, however, that with respect to each nonrecurring item, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such item and stating that such item is a nonrecurring item;

     (2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;
     (3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
     (4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
     (5) any net after-tax gains or losses or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;
     (6) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness shall be excluded;
     (7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
     (8) solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3)(A), the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that the net loss of any such Restricted Subsidiary for such period shall be included;
     (9) an amount equal to the amount of Tax Distributions actually made by such Person to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;
     (10) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;
     (11) any non-cash expense realized or resulting from any employee benefit plans or post-employment benefit plans or any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
     (12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;
     (13) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;
     (14) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded; and
     (15) non-cash charges for deferred tax asset valuation allowances shall be excluded.
          Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Sections 4.04(a)(3)(D) and (E).
          “Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or other non-cash items of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.
          “Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination that constitutes the Notes, any Other Pari Passu Lien Obligations or any Lenders Debt to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total

Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
          “Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.
          “Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
          “Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations and any undrawn letters of credit issued in the ordinary course of business) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of the Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.
          “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
     (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
     (2) to advance or supply funds:
     (a) for the purchase or payment of any such primary obligation; or
     (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
     (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
          “Contribution Indebtedness” means Indebtedness of the Company or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company (including by the purchase of Equity Interests to the extent such proceeds of the purchase of Equity Interests are excluded from the calculation under Section 4.04(a)(3)) by any stockholder of the Company (other than a Restricted Subsidiary) after the Issue Date; provided, however, that:
     (1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any Note then outstanding;
     (2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and
     (3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under Section 4.04.
          “Credit Agreement” means (i) the ABL Facility or (ii) whether or not the ABL Facility is outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments) or (C) instruments or agreements evidencing any other Indebtedness in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
          “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
          “Designated Non-cash Consideration” means the non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate.
          “Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).
          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
     (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however,

that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),
     (2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or
     (3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the last maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
          “Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          “Equity Offering” means an underwritten primary public offering of common stock of the Company or any direct or indirect parent company of the Company, as applicable, in each case pursuant to an effective registration statement under the Securities Act.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Excluded Assets” means the collective reference to (i) all interests in real property other than fee interests, (ii) any fee interest in real property if the greater of the cost and the book value of such fee interest is less than $750,000; (iii) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (iv) any vehicle or other item of personal property with a fair market value less than $150,000, a lien in which cannot be obtained by filing a financing statement under Article 9 of the Uniform Commercial Code; (v) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent shall not have required a lien or security interest; (vi) any right, title or interest in any permit, lease, license, contract or agreement held by any Grantor or to which any Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such permit, lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, any permit, lease, license, contract or agreement held by such Grantor or to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-408 or 9-409 of the Uniform Commercial Code or any other applicable law (including any Bankruptcy Law) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be an “Excluded Asset”; and (vii) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person (other than any such owners that are Affiliates of the Sponsor) that is binding on or relating to such Capital Stock; provided, however, that Excluded Assets will not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (iii) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clause (iii)).
          “Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from:
     (1) contributions to its common equity capital, and
     (2) the sale (other than to a Subsidiary of the Company or pursuant to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,
in each case designated as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).
          “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as expressly provided to the contrary, the Fair Market Value of assets or property other than cash shall be determined in good faith by the Company and (1) in the event of any asset or property with a Fair Market Value in excess of $4.0 million, shall be set forth in an Officers’ Certificate or (2) in the event of any asset or property with a Fair Market Value in excess of $12.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
          For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that the Company or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.
          For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

          “Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, an S-corporation or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.
          “Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.
          “GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which are in effect on the Issue Date.
          “Government Obligations” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.
          “Grantors” means the Company, Holdings and each Subsidiary Guarantor.
          “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
          “Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.
          “Guarantor” means any Person that Incurs a Guarantee with respect to the Notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

          “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
     (1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
     (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, interest rates or commodity prices.
          “holder”, “Holder”, “noteholder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
          “Holdings” means Flag Intermediate Holdings Corporation, a Delaware corporation, and any successor in interest thereto, including any successor thereto pursuant to Section 5.01(c).
          “Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
          “Indebtedness” means, with respect to any Person:
     (1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred (provided that in each case such trade payable or similar Obligation to a trade creditor is Incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
     (2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
     (3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and
     (4) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);
provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.
          “Indenture” means this Indenture, as amended or supplemented from time to time, in accordance with the terms hereof.
          “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.
          “Industrial Revenue Bonds” means the Company’s obligations in connection with certain outstanding Industrial Revenue Bonds payable on May 1, 2016.
          “Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Issue Date among the Bank Collateral Agent, the Trustee, the Notes Collateral Agent, the Company and each Guarantor, as it may be amended from time to time in accordance with this Indenture.
          “Investment Grade Securities” means:
     (1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,
     (2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment or distribution, and
     (3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
          “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness,

Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:
     (1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
     (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less
     (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.
          “Issue Date” means November 30, 2005, the date on which the Initial Notes are issued.
          “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
          “Lenders Debt” means any (i) Indebtedness outstanding from time to time under the ABL Facility, (ii) any Indebtedness which has a priority security interest relative to the Notes in the ABL Collateral, (iii) all Obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (iv) all cash management Obligations incurred with any Bank Lender (or their affiliates).
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease or an agreement to sell other than as described above be deemed to constitute a Lien.
          “Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of the Company or any direct or indirect parent of the Company as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously approved as described in this definition or (y) the Permitted Holders and (2) executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable.
          “Merger” means the merger, effected pursuant to the Merger Agreement, pursuant to which Flag Acquisition merged with and into Metals USA.
          “Merger Agreement” means the Agreement and Plan of Merger, dated as of May 18, 2005, among Flag Holdings Corporation, Flag Acquisition and Metals USA, as amended up to and including the Issue Date.
          “Metals USA” means Metals USA, Inc., a Delaware corporation, and any successor in interest thereto.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
          “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(c)) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction. In the case of any Asset Sale that involves the sale of any Capital Stock of any Restricted Subsidiary that owns assets that constitute ABL Collateral, the Net Proceeds of such Asset Sale attributable to such

Capital Stock shall also be net of the Fair Market Value of the assets of such Restricted Subsidiary constituting ABL Collateral.
          “Notes” means the Initial Notes, the Exchange Notes and the Private Exchange Notes, treated as a single class.
          “Notes Collateral” means the portion of the Collateral as to which the Notes have a priority security interest relative to Lenders Debt.
          “Notes Collateral Agent” means Wells Fargo Bank, N.A., in its capacity as “Collateral Agent” hereunder and under the Security Documents, and any successor thereto in such capacity.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.
          “Off-Balance Sheet Financing Amount” means, at any date, with respect to any Qualified Receivables Financing, the face or notional amount of any interest in assets of the type described in the definition of the term Qualified Receivables Financing transferred to a Receivables Subsidiary in connection with such Qualified Receivables Financing by or on behalf of the Company or any of its Subsidiaries.
          “Offering Circular” means the Offering Circular dated November 21, 2005, with respect to the Notes.
          “Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.
          “Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in this Indenture.
          “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
          “Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness having substantially identical terms as the Notes (other than issue price, interest rate, yield and redemption terms) and issued under an indenture substantially identical to this Indenture and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes or Additional Notes and all Obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) have a stated maturity date that is equal to or longer than the Notes, (b) contain terms and covenants that are, in the reasonable opinion of the Company, less restrictive than the terms and covenants under the Notes and (c) contain terms and covenants that are more restrictive than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and this Indenture are amended to contain any such more restrictive terms and covenants.
          “Pari Passu Indebtedness” means:
     (1) with respect to the Company, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and
     (2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.
          “Permitted Collateral Liens” means:
     (1) Liens securing the Notes outstanding on the Issue Date, the Exchange Notes issued in exchange for such Notes, Refinancing Indebtedness with respect to such Notes or Exchange Notes, the Guarantees relating thereto and any Obligations with respect to such Notes, Exchange Notes, Refinancing Indebtedness and Guarantees;
     (2) Liens securing any Other Pari Passu Lien Obligations in an aggregate principal amount not to exceed $40.0 million at any one time outstanding;
     (3) Liens securing any Other Pari Passu Lien Obligations in an aggregate principal amount not to exceed $30.0 million at any one time outstanding; provided that after giving effect to the Incurrence of such Other Pari Passu Lien Obligations, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a);
     (4) Liens securing any Other Pari Passu Lien Obligations, which Liens are not permitted pursuant to clause (2) or (3) of this definition; provided, however, that at the time of Incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.0;
     (5) Liens existing on the Issue Date (other than Liens specified in clause (1) above);
     (6) Liens described in clauses (2), (3), (5), (9), (10), (12) (but only with respect to obligations secured by Liens described in clauses (1), (2), (3) or (4) above), (14), (15), (17), (19) (but only with respect to clauses (9) and (10) referred to therein), (20), (21) and (22) of the definition of Permitted Liens; and
     (7) Liens on the Notes Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Collateral.
          For purposes of determining compliance with this definition, (A) Other Pari Passu Lien Obligations need not be Incurred solely by reference to one category of permitted Other

Pari Passu Lien Obligations described in clauses (1) through (7) of this definition but are permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Other Pari Passu Lien Obligations (or any portion thereof) meets the criteria of one or more of the categories of permitted Other Pari Passu Lien Obligations described in clauses (1) through (7) above, the Company shall, in its sole discretion, classify (but not reclassify) such item of Other Pari Passu Lien Obligations (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Other Pari Passu Lien Obligations in one of the above clauses and such item of Other Pari Passu Lien Obligations will be treated as having been Incurred pursuant to only one of such clauses.
          “Permitted Holders” means, at any time, each of (i) the Sponsor and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
     “Permitted Investment” means:
     (1) any Investment in the Company or any Restricted Subsidiary of the Company;
     (2) any Investment in Cash Equivalents or Investment Grade Securities;
     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged, directly or indirectly, in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
     (4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;
     (5) any Investment existing on the Issue Date;
     (6) advances to employees not in excess of $10.0 million outstanding at any one time in the aggregate;
     (7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (8) Hedging Obligations permitted under Section 4.03(b)(x);

     (9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed $45.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
     (10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of (a) $55.0 million and (b) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
     (11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;
     (12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.04(a)(3);
     (13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (vi), (vii) and (xi) of such Section);
     (14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
     (15) guarantees issued in accordance with Sections 4.03 and 4.11;
     (16) any Investment by Restricted Subsidiaries of the Company in other Restricted Subsidiaries of the Company and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Company;
     (17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
     (18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables

Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest; and
     (19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 4.06.
     “Permitted Liens” means, with respect to any Person:
     (1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
     (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
     (3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
     (4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
     (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets, where such Person has no other material assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;
     (7) Liens securing Indebtedness of a Foreign Subsidiary Incurred pursuant to Section 4.03(a), or clause (i), (xii), (xx) (or (xiii) to the extent it guarantees any such Indebtedness) of Section 4.03(b); provided, however, that such Liens do not extend to the property or assets of the Company or any Domestic Subsidiary (other than a Domestic Subsidiary, that is wholly owned by one or more Foreign Subsidiaries, created to enhance the worldwide tax efficiency of the Company and its Subsidiaries);
     (8) Liens existing on the Issue Date;
     (9) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;
     (10) Liens on property at the time the Company or a Restricted Subsidiary of the Company acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;
     (11) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary of the Company permitted to be Incurred in accordance with Section 4.03;
     (12) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;
     (13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (14) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

     (15) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
     (16) Liens in favor of the Company or any Guarantor or Liens on assets of a Restricted Subsidiary of the Company that is not a guarantor in favor solely of another Restricted Subsidiary of the Company that is not a Guarantor;
     (17) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;
     (18) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;
     (19) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions or renewals) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), and (10); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), and (10) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension or renewal;
     (20) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
     (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;
     (22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
     (23) Liens securing insurance premium financing arrangements; provided, however, that such Lien is limited to the applicable insurance carriers;
     (24) Liens incurred to secure cash management services in the ordinary course of business; and

     (25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10.0 million at any one time outstanding.
          “Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.
          “Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income), or, as applicable, for a corporation.
          “Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
          “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
     (1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary,
     (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company), and
     (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.
          The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Lenders Debt shall not be deemed a Qualified Receivables Financing.
          “Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.
          “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
          “Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:
     (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,
     (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and
     (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

          Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
          “Registration Rights Agreement” means (a) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated the Issue Date, among the Company, the Guarantors and the Initial Purchasers and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Guarantors and the Persons purchasing such Additional Notes under the related Purchase Agreement.
          “Related Person” means, with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.
          “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.
          “S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.
          “SEC” means the Securities and Exchange Commission.
          “Secured Indebtedness” means any Indebtedness secured by a Lien.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Indenture.
          “Senior Credit Documents” means the collective reference to any Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

          “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
          “Similar Business” means a business, the majority of whose revenues are derived from activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
          “Sponsor” means Apollo Management V, L.P., one or more investment funds controlled by Apollo Management V, L.P. and any of their respective Affiliates.
          “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
          “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
          “Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.
          “Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
          “Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its

Guarantee in accordance with this Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.
          “Tax Distributions” means any dividend and distributions described in Section 4.04(b)(xii).
          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of this Indenture.
          “Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.
          “Transactions” means the “Transactions” as defined under the caption “Offering Circular Summary — The Transactions” in the Offering Circular.
          “Treasury Rate” means, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2010; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to December 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          “Trust Officer” means:
     (1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and
          (2) who shall have direct responsibility for the administration of this Indenture.
          “Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
          “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

     “Unrestricted Subsidiary” means:
     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
          The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either:
     (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
     (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.
     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
     (x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and
     (y) no Event of Default shall have occurred and be continuing.
          Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
          “Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
          “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ or other qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.
     SECTION 1.02. Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.07
“Asset Sale Offer”	4.06(d)
“Bankruptcy Law”	6.01
“Base Currency”	13.16
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depository”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(d)
“Exchange Notes”	Appendix A
“Global Note”	Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	Appendix A
“incorporated provision”	13.01
“Initial Lien”	4.12
“Initial Notes”	Appendix A
“Initial Purchasers”	Appendix A
“Judgment Currency”	13.16
“legal defeasance option”	8.01(b)
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Period”	4.06(f)
“Paying Agent”	2.04
“protected purchaser”	2.08
“Purchase Agreement”	Appendix A
“Private Exchange”	Appendix A
“Private Exchange Note”	Appendix A
“QIB”	Appendix A
“Refinancing Indebtedness”	4.03(b)

Defined in
Term	Section
“Refunding Capital Stock”	4.04(b)
“Registered Exchange Offer”	Appendix A
“Registrar”	2.04
“Regulation S”	Appendix A
“Regulation S Global Note”	Appendix A
“Restricted Payment”	4.04(a)
“Retired Capital Stock”	4.04(b)
“Rule 144A”	Appendix A
“Rule 144A Global Note”	Appendix A
“Shelf Registration Statement”	Appendix A
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(b)
“Transfer Restricted Notes”	Appendix A
          SECTION 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture incorporates by reference certain provisions of the TIA. The following TIA terms have the following meanings:
          “Commission” means the SEC.
          “indenture securities” means the Notes and the Guarantees.
          “indenture security holder” means a Holder.
          “indenture to be qualified” means this Indenture.
          “indenture trustee” or “institutional trustee” means the Trustee.
          “obligor” on the indenture securities means the Company, the Guarantors and any other obligor on the Notes.
          All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.
          SECTION 1.04. Rules of Construction. Unless the context otherwise requires:
     (a) a term has the meaning assigned to it;
     (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (c) “or” is not exclusive;
     (d) “including” means including without limitation;
     (e) words in the singular include the plural and words in the plural include the singular;

     (f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
     (g) unless otherwise specified herein, the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP; and
     (h) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.
ARTICLE 2
THE NOTES
          SECTION 2.01. Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $275,000,000. The Initial Notes, any Additional Notes and any Exchange Notes will be treated as a single series of Notes for purposes of this Indenture.
          The Company may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture, including Section 4.12. Additional Notes shall have identical terms as the Initial Notes Issued on the Issue Date, other than with respect to the date of issuance and issue price and as contemplated by clause (4) below. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09, 2.10, 3.08, 4.06(i), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Company and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:
     (1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;
     (2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes will accrue;
     (3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Appendix A hereto and any circumstances in addition to or in lieu of those set forth in Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof; and
     (4) if applicable, that such Additional Notes that are not Transfer Restricted Notes shall not be issued in the form of Initial Notes as set forth in Appendix A, but shall be issued in the form of Exchange Notes as set forth in Appendix A.
          If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors of the Company, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.
          SECTION 2.02. Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall each be substantially in the form set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Exchange Notes and the Trustee’s certificate of authentication and (ii) any Additional Exchange Notes issued other than as Transfer Restricted Notes and the Trustee’s certificate of authentication shall each be substantially in the form set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $1,000 and any integral multiples thereof.
          SECTION 2.03. Execution and Authentication. (a) The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer (i) Notes for original issue on the date hereof in an aggregate principal amount of $275,000,000, (ii) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein and (iii) the Exchange Notes for issue in a Registered Exchange Offer or Private Exchange pursuant to a Registration Rights Agreement for a like principal amount of Initial Notes and, if applicable, any Additional Notes. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $1,000.
          (b) One Officer shall sign the Notes for the Company by manual or facsimile signature.
          (c) If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

          (d) A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
          (e) The Trustee may appoint one or more authenticating agents reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
          (f) The Trustee is hereby authorized to enter into a letter of representations with the Depository in the form provided by the Company and to act in accordance with such letter.
          SECTION 2.04. Registrar and Paying Agent. (a) The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Company initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Custodian with respect to the Global Notes.
          (b) The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of the Company’s domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.
          (c) The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.
          SECTION 2.05. Paying Agent to Hold Money in Trust. On or prior to 12:00 p.m. on each due date of the principal of and interest on any Note, the Company shall deposit with each Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Wholly Owned Subsidiary of Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.
          SECTION 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
          SECTION 2.07. Transfer and Exchange. (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.
          (b) Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, each Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, any Guarantor, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.
          (c) Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (1) the Holder of such Global Note (or its agent) or (2) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

          (d) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
          SECTION 2.08. Replacement Notes. (a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (1) satisfies the Company within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (2) makes such request to the Company prior to the Note being acquired by a protected purchaser as defined in Section 8—303 of the Uniform Commercial Code (a “protected purchaser”) and (3) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and reasonably satisfactory to the Trustee to protect the Company, the Trustee, a Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note (including attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.
          (b) Every replacement Note is an additional obligation of the Company and the Guarantors.
          (c) The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.
          SECTION 2.09. Outstanding Notes. (a) Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those redeemed pursuant to Article 3 and those described in this Section 2.09 as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Company, a Guarantor or an Affiliate of the Company or a Guarantor holds the Note.
          (b) If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.
          (c) If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

          SECTION 2.10. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes and make them available for delivery in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.
          SECTION 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.
          SECTION 2.12. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest then borne by the Notes as set forth in Section 1 of the form of Note contained in Appendix A, as the case may be (plus interest on such defaulted interest to the extent lawful), in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
          SECTION 2.13. CUSIP Numbers, ISINs, etc. The Company in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall advise the Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers.
          SECTION 2.14. Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes outstanding at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes then outstanding, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Company and delivered to the Trustee pursuant to an Officers’ Certificate.
ARTICLE 3
REDEMPTION
          SECTION 3.01. Redemption. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Notes set forth in Appendix A, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest and additional interest, if any, to the redemption date.
          SECTION 3.02. Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by the Notes or any provision of this Indenture, shall be made in accordance with the Notes, such provision and this Article.
          SECTION 3.03. Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, they shall notify the Trustee in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Company shall give notice to the Trustee provided for in this paragraph at least 40 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the Note, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. The record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be prior to the mailing of the notice of redemption. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
          SECTION 3.04. Selection of Notes to Be Redeemed. In the case of any partial redemption of Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes of $1,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1,000 and portions of them the Trustee selects shall be in amounts of $1,000 or a multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.
          SECTION 3.05. Notice of Optional Redemption. (a) At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed by first-class mail a notice of redemption to each Holder whose Notes are to be redeemed. Notices of redemption may not be conditional.

     Any such notice shall identify the Notes to be redeemed and shall state:
     (i) the redemption date;
     (ii) the redemption price and the amount of accrued interest to the redemption date;
     (iii) the name and address of a Paying Agent;
     (iv) that Notes called for redemption must be surrendered to a Paying Agent to collect the redemption price, plus accrued interest;
     (v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;
     (vi) that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
     (vii) the CUSIP number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed;
     (viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes; and
     (ix) the applicable provision in this Indenture or the Notes pursuant to which the Company is redeeming such Notes.
          (b) At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each covering the matters set forth in Sections 13.04 and 13.05. In such event, the Company shall provide the Trustee with the information required by this Section 3.05 in no event less than 10 days in advance of the proposed mailing of the notice of redemption.
          SECTION 3.06. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to any Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

          SECTION 3.07. Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary of the Company is a Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed.
          SECTION 3.08. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
ARTICLE 4
COVENANTS
          SECTION 4.01. Payment of Notes. (a) The Company shall promptly pay the principal of (and premium, if any) and interest, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if on such date the Trustee or any Paying Agent (other than the Company or any of its Affiliates) holds in accordance with this Indenture money sufficient to pay all principal and interest then due.
          (b) The Company shall pay interest on overdue principal at the rate specified therefor in the Notes and shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.
          SECTION 4.02. Reports and Other Information. (a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the SEC),
     (i) within the time periods specified by the Exchange Act, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),
     (ii) within the time periods specified by the Exchange Act, reports on Form 10-Q (or any successor or comparable form),
     (iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and
     (iv) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;
provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company shall post the reports specified above on its website within the time periods that would apply if the Company were required to file those reports with the SEC. In addition, the Company shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.
          (b) Notwithstanding the foregoing, the Company shall be deemed to have furnished such reports referred to above to the Trustee and the Holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer relating to the applicable Notes or the effectiveness of the Shelf Registration Statement by the filing with the SEC of an exchange offer registration statement or Shelf Registration Statement in accordance with the provisions of the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and provided that such registration statement or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in this Section 4.02.
     (c) In the event that:
     (i) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity’s level on a consolidated basis; and
     (ii) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, then such consolidated reporting at such parent entity’s level in a manner consistent with that described in this Section 4.02 for the Company shall satisfy this Section 4.02.
          (d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively (subject to Article 7 hereof) on Officers’ Certificates).
          SECTION 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) (i) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
          In addition, if any Indebtedness is Incurred, or any Disqualified Stock or Preferred Stock is issued, in each case pursuant to the first paragraph of Section 4.03(a) and in contemplation of a merger or an acquisition of an operating unit (including a service center) or business, whether directly or through the acquisition of Capital Stock of another Person, or to provide all or a portion of the funds or credit support required to consummate such merger or acquisition, the Consolidated Total Debt Ratio would be no greater than 4.75 to 1.0 at the time of such Incurrence or issuance, as the case may be, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and giving pro forma effect to such merger or acquisition), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom and the consummation of such merger or acquisition had occurred at the beginning of such four-quarter period.
     (b) The limitations set forth in Section 4.03(a) shall not apply to:
     (i) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount then outstanding equal to the greater of (1) $450.0 million less the sum of (A) the amount of any such Indebtedness Incurred pursuant to this clause (i) that is permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to Section 4.06 and (B) the aggregate Off-Balance Sheet Financing Amount attributable to all Qualified Receivables Financings then outstanding and (2) the sum of (x) 70% of the net book value of the inventory of the Company and its Restricted Subsidiaries and (y) 90% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries (in each case, determined by the net book value set forth on the consolidated balance sheet of the Company for the fiscal quarter immediately preceding the date on which such Indebtedness is Incurred for which internal financial statements are available);

     (ii) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes or Exchange Notes issued in exchange therefor) and the Guarantees, as applicable;
     (iii) Indebtedness existing on the Issue Date (after giving effect to the Transactions) (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b));
     (iv) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed incurred pursuant to clause (xiv) below) pursuant to this clause (iv), does not exceed the greater of (x) 3.5% of Total Assets and (y) $45.0 million;
     (v) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
     (vi) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;
     (vii) Indebtedness of the Company to a Restricted Subsidiary; provided, however, that any such Indebtedness is subordinated in right of payment to the obligations of the Company under the Notes and this Indenture; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;
     (viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted

Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
     (ix) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that (1) any such Indebtedness is made pursuant to an intercompany note and (2) if a Subsidiary Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;
     (x) Hedging Obligations that are not Incurred for speculative purposes and are (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any metal or other commodity purchases or sales;
     (xi) obligations in respect of performance, bid, appeal and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
     (xii) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed $50.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xii));
     (xiii) any guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations Incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Guarantor, as applicable;
     (xiv) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred under Section 4.03(a) or clause (ii), (iii), (iv), (xiv), (xv) or (xix) of this Section 4.03(b) (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:
     (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;
     (2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any Notes then outstanding;
     (3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;
     (4) is Incurred in an aggregate principal amount (or if issued with significant original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with significant original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees and expenses Incurred in connection with such refinancing;
     (5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and
     (6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (iv) or (xix) of this Section 4.03(b), shall be deemed to have been Incurred and to be outstanding under such clause (iv) or (xix) of this Section 4.03(b), as applicable, and not this clause (xiv) for purposes of determining amounts outstanding under such clauses (iv) or (xix) of this Section 4.03(b), as applicable;

provided further, however, that subclauses (1), (2) and (3) of this clause (xiv) shall not apply to any Refinancing Indebtedness Incurred to refund, refinance or defease the Notes;
     (xv) Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:
     (1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or
     (2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;
     (xvi) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Company or any Restricted Subsidiary other than a Receivables Subsidiary;
     (xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
     (xviii) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
     (xix) Contribution Indebtedness;
     (xx) Indebtedness of Foreign Subsidiaries of the Company Incurred for working capital purposes; and
     (xxi) Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business.
          (c) Notwithstanding the foregoing, the Company and the Guarantors may not Incur any Indebtedness pursuant to Section 4.03(b) if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness shall be subordinated to the Notes or such Guarantor’s Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this Section 4.03, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (i) through (xxi) of Section 4.03(b) or pursuant to Section 4.03(a) but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (i) through (xxi) of Section 4.03(b) or is entitled to be Incurred pursuant to Section 4.03(a), the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.03 and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness shall be treated as having been Incurred pursuant to only one of such clauses or pursuant to Section 4.03(a); provided, however, that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (i) of Section 4.03(b) and the Company shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to such clause. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.
          SECTION 4.04. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);
     (ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company;
     (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or
     (iv) make any Restricted Investment
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
     (1) no Default shall have occurred and be continuing or would occur as a consequence thereof;
     (2) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the first paragraph of Section 4.03(a); and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the sum of, without duplication,
     (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from September 30, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus
     (B) 100% of the aggregate net cash proceeds received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness (in which case the Company will be deemed to have received an amount equal to the aggregate principal amount of such Indebtedness (or, if such Indebtedness was issued at a significant original issue discount, an amount equal to the accreted value of such Indebtedness at such time)) or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus
     (C) 100% of the aggregate amount of cash contributions to the capital of the Company received after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

     (D) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash subsequent to the Issue Date, from:
     (I) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (vii) or (x) of Section 4.04(b)),
     (II) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or
     (III) a distribution or dividend from an Unrestricted Subsidiary, plus
     (E) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case subsequent to the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) or (x) of Section 4.04(b) or constituted a Permitted Investment).
     (b) The provisions of Section 4.04(a) shall not prohibit:
     (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;
     (ii) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent company of the Company or Subordinated Indebtedness of the Company or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent company of the Company or contributions to the equity capital of the Company (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries)

(collectively, including any such contributions, “Refunding Capital Stock”); and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;
     (iii) the payment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or such Subsidiary Guarantor, respectively, which is Incurred in accordance with Section 4.03 so long as
     (A) the principal amount of such new Indebtedness (or, if such Indebtedness is issued at a significant original issue discount, the aggregate issue price) does not exceed the principal amount (or, if such Indebtedness was issued at a significant original issue discount, the aggregate accreted value at such time) of the Subordinated Indebtedness being so paid, redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees and expenses incurred in connection therewith),
     (B) such Indebtedness is subordinated to the Notes or the related Guarantees, as the case may be, at least to the same extent as such Subordinated Indebtedness so paid, purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,
     (C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being so paid, redeemed, repurchased, defeased, acquired or retired or (y) one year following the last maturity date of any Notes then outstanding, and
     (D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so paid, redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being paid, redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;
     (iv) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director or consultant of the Company, or any direct or indirect parent company of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:
     (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent company of the Company that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 4.04(a)(3); plus
     (B) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after the Issue Date;
(provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);
     (v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with Section 4.03;
     (vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date the proceeds of which were contributed to the Company; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Company from the sale of such Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
     (vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $20.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
     (viii) the payment of dividends on the Company’s common stock or Preferred Stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by any direct or indirect parent of the Company of dividends on such entity’s common stock or Preferred Stock) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock or Preferred Stock or contributed to the Company by any direct or indirect parent of the Company from any public offering of common stock or Preferred Stock; provided, however, that such Preferred Stock was issued in a registered public offering;
     (ix) Investments that are made with Excluded Contributions;
     (x) other Restricted Payments in an aggregate amount not to exceed $20.0 million;
     (xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;
     (xii) (A) with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Capital Stock of the Company of an amount equal to the product of (i) the amount of aggregate net taxable income of the Company allocated to the holders of Capital Stock of the Company for such period and (ii) the Presumed Tax Rate for such period; and (B) with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity and files a consolidated U.S. federal tax return with its direct or indirect parent company, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its Subsidiaries in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);
     (xiii) the payment of dividends, other distributions or other amounts by the Company:
     (A) in amounts equal to the amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of the Company and general corporate overhead expenses of any direct or indirect parent of the Company, in each case to the extent such fees, expenses salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company and its respective Subsidiaries; provided, however, that any such dividends, distributions or other amounts shall not exceed $1.0 million per year and shall be treated as an operating expense of the Company for purposes of determining the Consolidated Net Income of the Company; and
     (B) in amounts equal to amounts required for any direct or indirect parent of the Company to pay interest or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with Section 4.03; provided, however, that any such contribution will not increase the amount available for Restricted Payments under Section 4.04(a)(3) or be used to Incur Contribution Indebtedness or to make a Restricted Payment pursuant to Section 4.04(b) (other than payments permitted by this clause (xiii); provided further, however, any such dividends, other distributions or other amounts used to pay interest shall be treated as interest payments of the Company for purposes of this Indenture;
     (xiv) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions or the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or any Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by Section 4.07;
     (xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (xvi) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;
     (xvii) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with significant original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;
     (xviii) in the event of an Asset Sale that requires the Company to offer to purchase Notes pursuant to Section 4.06, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with significant original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made an Asset Sale Offer or Notes Collateral Asset Sale Offer, as applicable, with respect to the Notes as a result of such Asset Sale and have repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer or Notes Collateral Asset Sale Offer, as applicable, and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds or Notes Collateral Excess Amount used to determine the aggregate purchase price of the Notes tendered for in such Asset Sale Offer or Notes Collateral Asset Sale Offer, as applicable, less the aggregate amount applied in connection with such Asset Sale Offer or Notes Collateral Asset Sale Offer, as applicable;
     (xix) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Merger Agreement, including any payments or loans made to any direct or indirect parent to enable it to make any such payments; and
     (xx) payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, the aggregate amount of such payments, dividends, distributions or advances does not exceed $2.5 million;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (x), (xi), (xvii) and (xviii) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.
          (c) The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
          SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
     (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
     (b) make loans or advances to the Company or any of its Restricted Subsidiaries; or
     (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;
     except in each case for such encumbrances or restrictions existing under or by reason of:
     (1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;
     (2) this Indenture, the Notes, the Security Documents and the Intercreditor Agreement;
     (3) applicable law or any applicable rule, regulation or order;
     (4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
     (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
     (6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
     (7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (8) customary provisions in joint venture agreements and other similar agreements that the Board of Directors of the Company determines in good faith at the time the joint venture or other similar agreement is entered into that such encumbrances or restrictions will not materially adversely affect the Company’s ability to make timely payment of interest, premium (if any) or principal on the Notes when due;
     (9) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
     (10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease, license or other similar agreement;
     (11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
     (12) other Indebtedness
     (i) of (A) the Company or (B) any Restricted Subsidiary of the Company, in each case that (x) is Incurred subsequent to the Issue Date pursuant to Section 4.03 and (y) an Officer reasonably and in good faith determines at the time such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect the Company’s ability to satisfy its obligations under the Notes and this Indenture and any other Indebtedness that is an obligation of the Company and such determination is set forth in an Officers’ Certificate delivered to the Trustee, or
     (ii) that is Incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to clauses (iv), (xii), (xiii) (but limited to guarantees of Indebtedness of other Foreign Subsidiaries described in this clause (12)(ii)), (xiv) (but only to the extent such Indebtedness refunds, refinances or decreases Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (iv) or (xii)) or (xx) of Section 4.03(b); provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of the Company;
     (13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or
     (14) any encumbrances or restrictions of the type referred to in clause (c) above imposed by any Permitted Liens referred to in clauses (1) and (4) of the definition thereof.
For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances.
          SECTION 4.06. Asset Sales. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale of any Notes Collateral unless:
     (i) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of;
     (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of Cash Equivalents or Asset Sale Cash Equivalents;
     (iii) (A) to the extent that any assets received by the Company and its Restricted Subsidiaries in such Asset Sale constitute securities or may be used or useful in a Similar Business, such assets are concurrently with their acquisition added to the Notes Collateral securing the Notes and (B) to the extent that any assets received by the Company and its Restricted Subsidiaries in such Asset Sale constitute the Capital Stock of any Person, the assets of such Person that may be used or useful in a Similar Business with a Fair Market Value that is equal to or greater than the Fair Market Value of the Notes Collateral that is the subject of such Asset Sale (measured together with the consideration described in clause (a)(ii) above) are concurrently with the acquisition added to the Notes Collateral securing the Notes and
     (iv) an amount equal to 100% of the Net Proceeds from such Asset Sale is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust for application in accordance with Section 4.06(b).
          (b) The Company or such Restricted Subsidiary may use the Net Proceeds from any Asset Sale of any Notes Collateral at its option to do any one or more of the following:
     (i) within 365 days after the Notes Collateral Agent’s receipt of such Net Proceeds, to make an Asset Sale Investment (or to reimburse the Company for customary out-of-pocket costs incurred by the Company or such Restricted Subsidiary and directly related to such an investment), the assets which are acquired pursuant to such Asset Sale Investment are concurrently with their acquisition added to the Notes Collateral securing the Notes; provided, however, that (i) to the extent that the assets acquired by the

Company and its Restricted Subsidiaries in such Asset Sale Investment may be used or useful in a Similar Business, such assets are concurrently with their acquisition added to the Notes Collateral securing the Notes and (ii) to the extent that the assets acquired by the Company and its Restricted Subsidiaries pursuant to such Asset Sale Investment constitute the Capital Stock of any Person, the assets of such Person that may be used or useful in a Similar Business, other than such assets that constitute ABL Collateral, are concurrently with the acquisition added to the Notes Collateral securing the Notes, or
     (ii) within 365 days after the Notes Collateral Agent’s receipt of such Net Proceeds, to make one or more offers to the holders of the Notes (and, at the option of the Company, the holders of Other Pari Passu Lien Obligations) to purchase the maximum principal amount of Notes (and principal amount or accreted value, as applicable, of such Other Pari Passu Lien Obligations), that is an integral multiple of $1,000 that may be purchased out of the Notes Collateral Excess Amount at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Other Pari Passu Lien Obligations were issued with significant original issue discount, “principal amount” shall refer to 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Other Pari Passu Lien Obligations, such lesser price, if any, as may be provided for by the terms of such Other Pari Passu Lien Obligations), to the date fixed for the closing of such offer, pursuant to and subject to the conditions contained in this Indenture (each, a “Notes Collateral Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (B), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
Notwithstanding the foregoing provisions of this Section 4.06(b), (i) if during the 365-day period described in this Section 4.06(b), the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Proceeds of any Asset Sale of any Notes Collateral in an Asset Sale Investment in the manner set forth in Section 4.06(b)(i), such 365-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) (but such extension will in no event be for a period longer than 180 days); and (ii) the Company and the Restricted Subsidiaries will not be required to apply any Net Proceeds in accordance with this Section 4.06(b) except to the extent that the aggregate Net Proceeds from all Asset Sales of Notes Collateral which are not applied in accordance with Section 4.06(b) exceeds $3.0 million (the aggregate amount of such Net Proceeds, the “Notes Collateral Excess Amount”).
          The Company will commence a Notes Collateral Asset Sale Offer with respect to the Net Proceeds from any Asset Sale of Notes Collateral not later than 10 Business Days after the later of (x) the 365th day (or such later date provided in this Section 4.06(b)) after the receipt of such Net Proceeds to the extent such Net Proceeds have not been used in accordance with Section 4.06(b)(i) or (ii) and (y) the date that the Net Proceeds from Asset Sales of Notes Collateral not applied in accordance with this Section 4.06(b) exceeds $3.0 million by mailing the notice required pursuant to Section 4.06(h), with a copy to the Trustee. After the Company or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale of any Notes Collateral as provided in, and within the time periods required by, this Section 4.06(b), the balance of such Net Proceeds, if any, from such Asset Sale of any Notes Collateral shall be released by the Notes Collateral Agent to the Company or such Restricted Subsidiary for use by the Company or such Restricted Subsidiary for any purpose not prohibited by the terms of this Indenture and shall cease to constitute Net Proceeds of Asset Sales of Notes Collateral subject to the provisions of this Section 4.06(b). If the aggregate principal amount of Notes (and such Other Pari Passu Lien Obligations) surrendered by holders thereof exceeds the amount of Notes Collateral Excess Amount, the Trustee shall select the Notes (and such Other Pari Passu Lien Obligations) to be purchased in the manner set forth in Section 4.06(g). Upon completion of any such Notes Collateral Asset Sale Offer, the amount of Notes Collateral Excess Amount which served as the basis for such Notes Collateral Asset Sale Offer shall be reduced to zero.
          (c) The Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale (other than an Asset Sale of Notes Collateral), unless (1) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents or Asset Sale Cash Equivalents.
          (d) Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale (other than an Asset Sale of Notes Collateral), the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:
     (i) to permanently reduce any Indebtedness constituting Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or any Pari Passu Indebtedness, in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided, however, that if the Company or any Guarantor shall so reduce any Pari Passu Indebtedness, the Company will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount; or
     (ii) to make an Asset Sale Investment.
Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale (other than an Asset Sale of Notes Collateral) that are not applied as provided and within the 365-day time period set forth in the first sentence of this Section 4.06(d) will be deemed to constitute “Excess Proceeds”; provided, however, that if during such 365-day time period the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Proceeds in accordance with the requirements of Section 4.06(d)(ii) after the 365th day, such 365-day time period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) (but such extension will in no event be longer than 180 days). When the aggregate amount of Excess Proceeds exceeds $12.5 million, the Company shall make an offer to all holders of Notes (and, at the option of the Company, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and principal amount or accreted value, as applicable, of such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, “principal amount” shall refer to 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds not later than ten business days after the date that Excess Proceeds exceed $12.5 million by mailing the notice required pursuant to the terms of Section 4.06(h), with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner set forth in Section 4.06(g). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds which served as the basis for such Asset Sale Offer shall be reduced to zero.
          (e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Notes Collateral Asset Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations set forth in this Indenture by virtue thereof.
          (f) Not later than the date upon which written notice of a Notes Collateral Asset Sale Offer or an Asset Sale Offer, as applicable, is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) in the case of an Asset Sale Offer, the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Notes Collateral Asset Sale Offer or Asset Sale Offer, as applicable, is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b) or Section 4.06(d), as applicable. On such date, in the case of an Asset Sale Offer, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company or a Wholly Owned Restricted Subsidiary of the Company is acting as a Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by the Company, and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Notes Collateral Asset Sale Offer or the Asset Sale Offer, as applicable, remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or a Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that (x) in the case of an Asset Sale Offer, the Excess Proceeds delivered by the Company to the Trustee as provided in this Section 4.06(f) or (y) in the case of a Notes Collateral Asset Sale Offer, the aggregate amount held by the Trustee pursuant to clause (iv) of Section 4.06(a) is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for use in any manner not prohibited by this Section 4.06.
          (g) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and any Other Pari Passu Lien Obligations) are tendered pursuant to a Notes Collateral Asset Sale Offer than the Company is required to purchase, the principal amount of the Notes (and such Other Pari Passu Lien Obligations) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or any Other Pari Passu Lien Obligations) of $1,000 or less shall be purchased in part. If at the end of the Offer Period more Notes (and Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or Pari Passu Indebtedness) of $1,000 or less shall be purchased in part.
          (h) Notices of a Notes Collateral Asset Sale Offer or an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that is to be purchased.
          (i) A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.
          SECTION 4.07. Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.0 million, unless:
     (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated party; and
     (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.
     (b) The provisions of Section 4.07(a) shall not apply to the following:
     (i) (A) transactions between or among the Company or any of its Restricted Subsidiaries and (B) any merger of the Company and any direct parent company of the Company; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;
     (ii) Restricted Payments permitted by Section 4.04 and Permitted Investments (other than pursuant to clauses (3), (6), (9), (10) and (13) of the definition thereof) permitted under this Indenture;
     (iii) (A) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (x) $3.0 million and (y) 3.0% of Adjusted EBITDA of the Company and its Restricted Subsidiaries for the immediately preceding fiscal year; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (B) the payment of the present value of all amounts payable pursuant to any agreement described in clause (iii)(A) in connection with the termination of such agreement;
     (iv) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent company of the Company;
     (v) payments by the Company or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Company in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party

Transactions” in the Offering Circular, including the transaction fee agreement described thereunder;
     (vi) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);
     (vii) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith;
     (viii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries under the terms of, any agreement or instrument (other than with the Sponsor, except to the extent the Sponsor includes the Company, any of its direct or indirect parents, Holdings or any Subsidiary of the Company) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;
     (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date or any transactions contemplated thereby;
     (x) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsor, in each case that are described in the Offering Circular;
     (xi) (A) transactions with customers, clients, suppliers, toll manufactures or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of goods or services entered into in the ordinary course of business;

     (xii) any transaction effected as part of a Qualified Receivables Financing;
     (xiii) the issuance of Equity Interests (other than Disqualified Stock) of the Company;
     (xiv) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary, as appropriate, in good faith;
     (xv) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 4.04(b)(xii);
     (xvi) any contribution to the capital of the Company; and
     (xvii) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.
          SECTION 4.08. Change of Control. (a) Not later than 30 days following any Change of Control, unless the Company has given notice of redemption pursuant to Section 3.05 with respect to all the Notes, the Company will mail a Change of Control Offer to each Holder with a copy to the Trustee.
          (b) A “Change of Control Offer” means a notice mailed to each Holder with a copy to the Trustee stating:
     (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of the Holders of record on the relevant record date to receive interest on the relevant interest payment date);
     (ii) the circumstances and relevant facts and financial information regarding such Change of Control;
     (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
     (iv) the instructions determined by the Company, consistent with this Section, that a Holder must follow in order to have its Notes purchased.
          A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
          (c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
          (d) On the purchase date, all Notes purchased by the Company under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.
          (e) Notwithstanding the foregoing provisions of this Section, the Company shall be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08(b) applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
          (f) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.
          (g) Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.
          (h) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have failed to make a Change of Control Offer or purchase the Notes pursuant thereto under this Section by virtue thereof.
          SECTION 4.09. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the TIA.

          So long as any of the Notes are outstanding (i) if any Default or Event of Default has occurred and is continuing or (ii) if any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, then, within 30 days of the occurrence of such Default or Event of Default or the Company receiving written notice of any action by a Holder described in the preceding clause (ii), the Company shall deliver to the Trustee by registered or certified mail or by telegram, telex or facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such Default, Event of Default or notice.
          SECTION 4.10. Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
          SECTION 4.11. Future Guarantors. After the Issue Date, the Company shall cause each of its Restricted Subsidiaries (other than (x) a Foreign Subsidiary or (y) a Receivables Subsidiary) that:
     (a) guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries; or
     (b) Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (i) or (xii) of Section 4.03(b) or not permitted to be Incurred by such Section 4.03 to execute and deliver to the Trustee a supplemental indenture substantially in the form of Appendix B pursuant to which such Subsidiary shall guarantee payment of the Notes. The parties hereto hereby acknowledge that the Subsidiary Guarantors party to this Indenture as of the date any supplemental indenture is to be executed need not be party to such supplemental indenture.
          SECTION 4.12. Liens. Holdings and the Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) on any asset or property of Holdings, the Company or such Restricted Subsidiary of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at the Issue Date or thereafter acquired, except
     (i) in the case of the Notes Collateral, any Initial Lien if (A) such Initial Lien expressly ranks junior to the first-priority security interest intended to be created in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes pursuant to the Security Documents; provided, however, that the terms of such junior interest will be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement; or (B) such Initial Lien is a Permitted Collateral Lien;
     (ii) in the case of the ABL Collateral, any Initial Lien if (A) the Notes are equally and ratably secured on a second priority basis by such ABL Collateral until such time as such Initial Lien is released or (B) such Initial Lien is a Permitted Lien; and

     (iii) in the case of any other asset or property, any Initial Lien if (A) the Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Obligations) the obligations secured by such Initial Lien or (B) such Initial Lien is a Permitted Lien.
          Any Lien created for the benefit of the Holders of the Notes pursuant to clause (ii) or (iii) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien, in the case of clause (ii) to the extent provided for in Section 11.03, which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.
          SECTION 4.13. Maintenance of Office or Agency.
          (a) The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 13.02.
          (b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          (c) The Company hereby designates the corporate trust office of the Trustee or its Agent as such office or agency of the Company in accordance with Section 2.04.
          SECTION 4.14. Impairment of Security Interest. Subject to the rights of the holders of Permitted Liens and Permitted Collateral Liens, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders, subject to limited exceptions. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders in any material respect, except as permitted under Articles 9 or 11 hereof or the Intercreditor Agreement.
          SECTION 4.15. After-Acquired Property. Upon the acquisition by the Company or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, set forth in Section 11.01), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of this Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.
ARTICLE 5
MERGER, CONSOLIDATION OR SALE OF ALL
OR SUBSTANTIALLY ALL ASSETS
          SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets. (a) The Company shall not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person (other than any such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Offering Circular) unless:
     (i) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided, however, that if such Successor Company is not a corporation, such Successor Company will form a Wholly Owned Subsidiary that is a corporation and cause such Wholly Owned Subsidiary to become a co-issuer of the Notes;
     (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
     (iii) immediately after giving effect to such transaction no Default shall have occurred and be continuing;
     (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

     (A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or
     (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and
     (v) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture.
          The Successor Company (if other than the Company) shall succeed to, and be substituted for, the Company under this Indenture, and the predecessor Company, except in the case of a lease of all or substantially all assets, will be released from all obligations with respect to this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.
          (b) The Company shall not permit any Subsidiary Guarantor to consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person (other than any such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Offering Circular) unless:
     (i) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company, Holdings or a Subsidiary of the Company or Holdings), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.06 in respect of such disposition, such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, except in the case of clause (x) or (y), being herein called the “Successor Guarantor”);
     (ii) the Successor Guarantor (if other than such Guarantor) (to the extent applicable) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantors’ Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
     (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor (to the extent applicable) or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor (to the extent applicable) or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and
     (iv) the Successor Guarantor (if other than such Subsidiary Guarantor) (to the extent applicable) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
          The Successor Guarantor (to the extent applicable) shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and the predecessor Subsidiary Guarantor, except in the case of a lease of all or substantially all assets, will be released from all obligations with respect to its Guarantee, this Indenture and the Notes. Notwithstanding the foregoing clause (iii), (A) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (B) a Guarantor may merge with another Guarantor or the Company.
          (c) Holdings shall not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person (other than any such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Offering Circular) unless:
     (i) Holdings is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Holdings Guarantor”);
     (ii) the Successor Holdings Guarantor (if other than Holdings) expressly assumes all the obligations of Holdings under this Indenture and Holdings’ Guarantee of the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
     (iii) immediately after giving effect to such transaction no Default shall have occurred and be continuing; and
     (iv) the Successor Holdings Guarantor (if other than Holdings) shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
          The Successor Holdings Guarantor shall succeed to, and be substituted for, Holdings under this Indenture and such Holdings’ Guarantee of the Notes and the predecessor Holdings, except in the case of a lease of all or substantially all assets, will be released from all obligations with respect to its Guarantee, this Indenture and the Notes. Notwithstanding the foregoing clauses (iii), (A) Holdings may merge with an Affiliate incorporated solely for the purpose of reincorporating Holdings in another state of the United States and (B) Holdings may merge with another Guarantor or the Company.
ARTICLE 6
DEFAULTS AND REMEDIES
          SECTION 6.01. Events of Default. An “Event of Default” with respect to all of the Notes occurs if:
     (a) the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days,
     (b) the Company defaults in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
     (c) the Company or Holdings fails to comply with its obligations under Section 5.01,
     (d) the Company or any of its Restricted Subsidiaries fails to comply with any of its obligations under the covenants set forth in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 4.12, 4.14 or 4.15 (in each case, other than a failure to purchase Notes when required under Section 4.06) and such failure continues for 30 days after the notice specified below,
     (e) the Company, Holdings or any Restricted Subsidiary of the Company fails to comply with any of its agreements in the Notes or this Indenture (other than those referred to in (a), (b), (c), or (d) above) and such failure continues for 60 days after the notice specified below,
     (f) the Company, Holdings or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent,

     (g) the Company, Holdings or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
     (i) commences a voluntary case;
     (ii) consents to the entry of an order for relief against it in an involuntary case;
     (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or
     (iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,
     (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (i) is for relief against the Company, Holdings or any Significant Subsidiary in an involuntary case;
     (ii) appoints a Custodian of the Company, Holdings or any Significant Subsidiary or for any substantial part of its property; or
     (iii) orders the winding up or liquidation of the Company, Holdings or any Significant Subsidiary;
or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days,
     (i) the Company, Holdings or any Significant Subsidiary fails to pay final judgments aggregating in excess of $15.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof,
     (j) the Guarantee of the Notes by Holdings or a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or by this Indenture) or any Guarantor denies or disaffirms in writing its obligations under this Indenture or any Guarantee and such Default continues for 10 days,
     (k) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, the Company, Holdings or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or
     (l) the failure by the Company, Holdings or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Holders and would not materially affect the value of the Collateral taken as a whole.
          The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
          The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
          A Default under clause (d), (e) or (l) above shall not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the Default and the Company does not cure such Default within the time specified in clauses (d), (e) or (l) above after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.
          SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(g) or (h) with respect to the Company occurs, the principal of, premium, if any, and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
          SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
          SECTION 6.04. Waiver of Past Defaults. When a Default is waived, it is deemed cured and the Company, the Trustee and the Holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
          SECTION 6.05. Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Intercreditor Agreement or any Security Document or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
          SECTION 6.06. Limitation on Suits. (a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
     (i) such Holder gives to the Trustee written notice stating that an Event of Default is continuing;
     (ii) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy;
     (iii) such Holder or Holders offer to the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense;
     (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
     (v) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.
          (b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
          SECTION 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

          SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.
          SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Company or any Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.
          SECTION 6.10. Priorities. Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:
          FIRST: to the Trustee, its agents and attorneys for amounts due under Section 7.07 and the Notes Collateral Agent for any amounts, expenses, costs or liabilities owed to or incurred by it relating to or in connection with any Security Document;
          SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
          THIRD: to the Company or, to the extent the Trustee collects any amount for or from any Guarantor, to such Guarantor.
          The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.
          SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.
          SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Company nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE 7
TRUSTEE
          SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
          (b) Except during the continuance of an Event of Default:
     (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants, obligations, responsibilities or duties shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
          (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05; and
     (iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
          (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.
          (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
          (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
          (g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.
          SECTION 7.02. Rights of Trustee. (a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.
          (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
          (e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
          (f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, at the expense of the Company and shall incur no liability of any kind by reason of making or not making such inquiry or investigation.
          (g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
          (h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder including as Notes Collateral Agent and in its capacity as Trustee and Notes Collateral Agent under the Security Documents and as a party to the Intercreditor Agreement, and each agent, custodian and other Person employed to act hereunder and thereunder.
          (i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
          (j) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty.
          (k) The Trustee may request that the Company deliver an Incumbency Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Incumbency Certificate may be signed by any person authorized to sign an Incumbency Certificate, including a person as so authorized in any such certificate previously delivered and not suspended.
          SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
          SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default other than (i) any Event of Default occurring pursuant to Sections 6.01(a) or (b) or (ii) any Default of which a Trust Officer shall have actual knowledge thereof or the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Company, any Guarantor or any Holder. As used herein, actual knowledge means the actual fact or statement of knowing, without any duty to make any investigation with regard thereto.
          SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.
          SECTION 7.06. Reports by Trustee to the Holders. As promptly as practicable after each August 1 beginning with the August 1 following the date of this Indenture, and in any event prior to September 1 in each year, the Trustee shall mail to each Holder a brief report dated as of such August 1 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.
          A copy of each report at the time of its mailing to the Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.
          SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses, disbursements or advances incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company and each Guarantor, jointly and severally shall indemnify and hold harmless the Trustee and its Related Persons against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, and under any Security Document to which the Trustee is a party and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture, the Notes or Guarantee against the Company or a Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Company, any Guarantor, any Holder or any other Person). The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company and the Guarantors, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Guarantors, as applicable, and such parties in connection with such defense.

The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.
          To secure the Company’s and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.
          The Company’s and the Guarantors’ payment obligations pursuant to this Section shall survive the termination, satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(g) or (h) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
          SECTION 7.08. Replacement of Trustee. (a) The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:
          (i) the Trustee fails to comply with Section 7.10;
          (ii) the Trustee is adjudged bankrupt or insolvent;
          (iii) a receiver or other public officer takes charge of the Trustee or its property; or
          (iv) the Trustee otherwise becomes incapable of acting.
          (b) If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.
          (c) If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.
          (d) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

          (e) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.
          (f) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          (g) Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
          SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
          In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
          SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.
          SECTION 7.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

ARTICLE 8
DISCHARGE OF INDENTURE; DEFEASANCE
          SECTION 8.01. Discharge of Liability on Notes; Defeasance. (a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes and their obligations under this Indenture with respect to the Holders of the Notes:
     (i) when (1) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.08 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all of the Notes (a) have become due and payable, (b) will become due and payable at their stated maturity within one year or (c) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in respect of the Notes, cash in U.S. Dollars, U.S. Government obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
     (ii) the Company or the Guarantors have paid all other sums payable under this Indenture; and
     (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.
          (b) Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture with respect to the Notes (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, 4.14 and 4.15 for the benefit of the Notes and the operation of Section 5.01(a)(iv), 5.01(b) and 5.01(c) and Sections 6.01(c) (only as it applies to Section 5.01(a)(iv), 5.01(b) and 5.01(c)), 6.01(d), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries only), 6.01(h) (with respect to Significant Subsidiaries only), 6.01(i) (with respect to Significant Subsidiaries only), 6.01(j), 6.01(k) and 6.01(l) for the benefit of the Notes (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Company exercises its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of the Notes shall be terminated simultaneously with the termination of such obligations.

          If the Company exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries only), 6.01(h) (with respect to Significant Subsidiaries only), 6.01(i) (with respect to Significant Subsidiaries only), 6.01(j), 6.01(k) or 6.01(l) or because of the failure of the Company to comply with Section 5.01(a)(iv). Any exercise of the Company’s covenant defeasance option or legal defeasance option will not have any effect on the Notes and their rights under this Indenture or on the obligations of the Company, Holdings and the Guarantors with respect to the Notes.
          Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.
          (c) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article 8 shall survive until all the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.05 and 8.06 shall survive such satisfaction and discharge.
          SECTION 8.02. Conditions to Defeasance. (a) The Company may exercise its legal defeasance option or its covenant defeasance option only if:
     (i) the Company irrevocably deposits in trust with the Trustee in respect of cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient or Government Obligations, the principal of and the interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, and premium (if any) and interest on the applicable Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;
     (ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;
     (iii) 123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(g) or (h) with respect to the Company occurs which is continuing at the end of the period;
     (iv) the deposit does not constitute a default under any other agreement binding on the Company and its Restricted Subsidiaries;
     (v) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

     (vi) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Notes not theretofore delivered to the Trustee for cancellation have become due and payable;
     (vii) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
     (viii) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article 8 have been complied with.
          (b) Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article 3.
          SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or Government Obligations (including proceeds thereof) deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.
          SECTION 8.04. Repayment to the Company. Each of the Trustee and each Paying Agent shall promptly turn over to the Company upon request any money or Government Obligations held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.
          Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

          SECTION 8.05. Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.
          SECTION 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and the Guarantors’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of principal of or interest on, any such Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or any Paying Agent.
ARTICLE 9
AMENDMENTS AND WAIVERS
          SECTION 9.01. Without Consent of the Holders. The Company, the Guarantors, the Trustee and the Notes Collateral Agent may amend this Indenture, the Notes, any Security Document or the Intercreditor Agreement without notice to or consent of any Holder:
     (i) to cure any ambiguity, omission, defect, mistake or inconsistency;
     (ii) to comply with Article 5;
     (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;
     (iv) to add additional Guarantees with respect to the Notes;
     (v) to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Guarantor;
     (vi) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of this Indenture under the TIA;
     (vii) to make any change that does not adversely affect the rights of any Holder;

     (viii) to provide for the issuance of the Exchange Notes or Additional Notes, which, except as otherwise provided herein, shall have terms substantially identical in all material respects to the Initial Notes;
     (ix) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;
     (x) to secure the Notes or to add additional assets as Collateral;
     (xi) to release Collateral from the Lien or any Guarantor from its Guarantee pursuant to this Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by this Indenture or the Security Documents; or
     (xii) except as provided in clause (x) of Section 9.02, to amend the Intercreditor Agreement in accordance with the provisions thereof;
     provided, however, that the Company has delivered to the Trustee (and to the Notes Collateral Agent, if applicable) an Opinion of Counsel and an Officers’ Certificate, each reasonably satisfactory to the Trustee and each stating that such amendment or supplement complies with the provisions of this Section 9.01 and covering the matters set forth in Sections 13.04 and 13.05.
          After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.
          SECTION 9.02. With Consent of the Holders. (a) The Company, the Trustee and the Notes Collateral Agent may amend this Indenture, the Notes, any Security Document or the Intercreditor Agreement with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes); provided, however, that the Company has delivered to the Trustee (and to the Notes Collateral Agent, if applicable) an Opinion of Counsel and an Officer’s Certificate, each reasonably satisfactory to the Trustee and each stating that such amendment or supplement complies with the provisions of this Section 9.02 and covering the matters set forth in Sections 13.04 and 13.05. However, without the consent of each Holder of an outstanding Note affected, an amendment may not:
     (i) reduce the amount of Notes whose Holders must consent to an amendment,
     (ii) reduce the rate of or extend the time for payment of interest on any Note,

     (iii) reduce the principal of or change the Stated Maturity of any Note,
     (iv) reduce the amount payable upon the redemption of any Note or change the time when any Note may be redeemed in accordance with Article 3,
     (v) make any Note payable in money other than that stated in such Note,
     (vi) make any change in Section 6.04, 6.07 or the second sentence of this Section 9.02,
     (vii) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,
     (viii) expressly subordinate the Notes or any Guarantee to any other Indebtedness of the Company or any Guarantor,
     (ix) modify the Guarantees in any manner adverse to the Holders, or
     (x) make any change in the Intercreditor Agreement or the provisions in this Indenture in each case dealing with the application of Trust proceeds of the Collateral that would adversely affect the Noteholders.
          Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Lien of this Indenture and the Security Documents all or substantially all of the Collateral.
          It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
          (b) After an amendment under this Section 9.02 becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.
          SECTION 9.03. Compliance with Trust Indenture Act. From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement to this Indenture or the Notes or any Security Document or the Intercreditor Agreement shall comply, to the extent applicable, with the TIA as then in effect.
          SECTION 9.04. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Company certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Company and the Trustee.
          (b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
          SECTION 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.
          SECTION 9.06. Trustee to Sign Amendments. The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent. If it does, the Trustee and the Notes Collateral Agent may but need not sign it. In signing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and the Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03) and covering the matters set forth in Sections 13.04 and 13.05 hereof. Such opinion shall not be an expense of the Trustee.
          SECTION 9.07. Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
          SECTION 9.08. Additional Voting Terms; Calculation of Principal Amount. Except as expressly provided in this Indenture, including under Section 9.02, all Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 2.14.
ARTICLE 10
GUARANTEES
          SECTION 10.01. Guarantees. (a) Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety on a senior basis, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company (including obligations to the Trustee and the Notes Collateral Agent) under this Indenture, the Notes, the Security Documents and the Intercreditor Agreement, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under this Indenture, the Notes, the Security Documents and the Intercreditor Agreement and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture, the Notes, the Security Documents and the Intercreditor Agreement (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation. The Guaranteed Obligations of a Guarantor will be secured by security interests in the Collateral owned by such Guarantor to the extent provided for in the Security Documents and as required pursuant to Sections 4.12 and 4.15.
          (b) Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Trustee or the Notes Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes, any Security Document, or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes, any Security Document or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, any Security Document or any other agreement; (iv) the release of any security held by any Holder, the Trustee or the Notes Collateral Agent for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder, Trustee or the Notes Collateral Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 10.02(b).
          (c) Subject to Section 10.02(a), each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company or any other

Guarantor first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.
          (d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or the Notes Collateral Agent to any security held for payment of the Guaranteed Obligations.
          (e) Except as expressly set forth in Sections 8.01, 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder, the Trustee or the Notes Collateral Agent to assert any claim or demand or to enforce any remedy under this Indenture, the Notes, any Security Document or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.
          (f) Except as expressly set forth in Sections 8.01 and 10.02, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Except as expressly set forth in Sections 8.01 and 10.02, each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.
          (g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee or Notes Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee in accordance with this Indenture, forthwith pay, or cause to be paid, in cash, to the Holders, the Trustee or Notes Collateral Agent an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company then due to the Holders, the Trustee and the Notes Collateral Agent in respect of the Guaranteed Obligations.

          (h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.
          (i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.
          (j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
          SECTION 10.02. Limitation on Liability. (a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
          (b) A Guarantee as to any Restricted Subsidiary shall terminate and be of no further force or effect and such Subsidiary Guarantor shall be deemed to be automatically released from all obligations under this Article 10 upon:
     (i) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with this Indenture, in each case other than to the Company or a Subsidiary of the Company or Holdings; provided, however, that such Subsidiary Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company;
     (ii) the Company designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary”;
     (iii) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted

Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the Notes under Section 4.11; or
     (iv) the Company’s exercise of the Company’s legal defeasance option or covenant defeasance option in accordance with Section 8.01 or if the obligations of such Guarantor under this Indenture are discharged in accordance with the terms of this Indenture.
          SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, Notes Collateral Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder, Notes Collateral Agent or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
          SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee, Notes Collateral Agent or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, Notes Collateral Agent and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.
          SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.
          SECTION 10.06. Execution of Supplemental Indenture for Future Guarantors. Each Person which is required to become a Guarantor after the Issue Date pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Appendix B hereto pursuant to which such Person shall become a Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

ARTICLE 11
SECURITY DOCUMENTS
          SECTION 11.01. Collateral and Security Documents. (a) The due and punctual payment of the principal of and interest (including additional interest, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Notes and performance of all other Guaranteed Obligations of the Company and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Guaranteed Obligations, subject to the terms of the Intercreditor Agreement. The Trustee and the Company hereby acknowledge and agree that the Trustee or the Notes Collateral Agent, as the case may be, holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent and, as applicable, the Trustee to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control. The Company shall deliver to the Trustee (if it is not itself then the Notes Collateral Agent) copies of all documents delivered to the Notes Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.01, to assure and confirm to the Trustee and the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall take, and shall cause Holdings and the Subsidiaries of the Company to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Notes Collateral Agent for the benefit of the Trustee, the Holders and the other Secured Parties under the Security Documents.
          (b) Notwithstanding the foregoing, (i) the Capital Stock and other securities of the Subsidiaries of the Company that are owned by the Company or any Subsidiary Guarantor will constitute Notes Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-10” and “Rule 3-16,” respectively) (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

     (ii) in the event that either Rule 3-10 or Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Company) due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, the performance of Guaranteed Obligations of the Company or any Guarantee, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Collateral, but only to the extent necessary to not be subject to such requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Collateral); and
     (iii) in the event that either Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Collateral but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities).
          (c) In addition to the limitations described in Section 11.01(b), the Notes Collateral will not include (i) property or assets as to which the Notes Collateral Agent has notified any Grantor in writing that it has reasonably determined that the costs of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby, (ii) the property and assets securing the Industrial Revenue Bonds and the letter of credit reimbursement obligations relating thereto, (iii) the property and assets securing capital leases existing on the Issue Date and purchase money obligations existing on the Issue Date and (iv) the equipment, fixtures and real estate acquired after the Issue Date that is subject to a Permitted Lien pursuant to clause (6) or (10) of the definition thereof.
          (d) In the case of any Foreign Subsidiary, the Notes Collateral will be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of first-tier Foreign Subsidiaries owned by a Guarantor.
          SECTION 11.02. Recordings and Opinions. (a) The Company and the Guarantors shall furnish to the Notes Collateral Agent and the Trustee (if the Trustee is not then the Notes Collateral Agent), on or before the time when the Company is required to provide annual reports pursuant to Section 4.02 with respect to the preceding fiscal year, an opinion of counsel:

          (i) stating substantially to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of this Indenture or any Security Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or
          (ii) to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under this Indenture and the Security Documents.
          (b) The Company will comply with the provisions of TIA § 314(b).
          SECTION 11.03. Release of Collateral. (a) Subject to Section 11.03(b) and 11.04 hereof, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby. The Company and the Guarantors will be entitled to a release of assets included in the Collateral from the Liens securing the Notes, and the Trustee shall release, or instruct the Notes Collateral Agent to release, as applicable, the same from such Liens at the Company’s sole cost and expense, under one or more of the following circumstances:
     (1) to enable the Company or any Restricted Subsidiary to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 4.06;
     (2) in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;
     (3) pursuant to an amendment or waiver in accordance with Article 9 of this Indenture; or
     (4) if the Notes have been defeased pursuant to Section 8.01.
          The second-priority lien on the ABL Collateral securing the Notes will terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under this Indenture). Notwithstanding the existence of an Event of Default, the second-priority lien on the ABL Collateral securing the Notes shall also terminate and be released automatically to the extent the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under the Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt). The liens on the Collateral securing the Notes that otherwise would have been released pursuant to the first sentence of this paragraph will be released when such Event of Default and all other Events of Default under this Indenture cease to exist.

          Upon receipt of an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent under the Indenture and the Security Documents, if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Notes Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement.
          (b) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if not then the Notes Collateral Agent) has delivered a notice of acceleration to the Notes Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.
          SECTION 11.04. Permitted Releases Not To Impair Lien; Trust Indenture Act Requirements. The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to (x) the applicable Security Documents and the terms of this Article 11 or (y) the Intercreditor Agreement. Each of the Holders acknowledges that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and the Intercreditor Agreement and of this Article 11 will not be deemed for any purpose to be in contravention of the terms of this Indenture. To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien hereof and of the Security Documents, to be complied with. Any certificate or opinion required by § 314(d) of the TIA may be made by an Officer of the Company or legal counsel, except in cases which § 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this Section 11.04, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee and the Notes Collateral Agent with written confirmation that it may be relied upon by the Trustee and Notes Collateral Agent, that under the terms of TIA §314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to any release or series of releases of Collateral.
          SECTION 11.05. Certificates of the Trustee. In the event that the Company wishes to release Collateral in accordance with this Indenture and the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Notes Collateral Agent and the Company has delivered the certificates and documents required by the Security Documents and Section 11.03 hereof, if TIA § 314(d) is applicable to such releases (the applicability of which will be established to the reasonable satisfaction of the Trustee pursuant to Section 11.04 or otherwise), the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on an

Opinion of Counsel pursuant to Section 13.04, will deliver a certificate to the Notes Collateral Agent setting forth such determination. The Trustee, however, shall have no duty to confirm the legality or validity of such documents, its sole duty being to certify such documents which, on their face, conform to § 314(d) of the TIA.
          SECTION 11.06. Suits To Protect the Collateral. Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it deems necessary or appropriate in order to:
     (a) enforce any of the terms of the Security Documents; and
     (b) collect and receive any and all amounts payable in respect of the Guaranteed Obligations of the Company hereunder.
          Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).
          SECTION 11.07. Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
          SECTION 11.08. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.
          SECTION 11.09. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.
          SECTION 11.10. Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee, in form and substance reasonably acceptable to it, an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) the Company shall have exercised its legal defeasance option or its covenant defeasance option, in each case in compliance with the provisions of Article 8, the Trustee shall deliver to the Company and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.
          SECTION 11.11. Notes Collateral Agent. (a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.11. The provisions of this Section 11.11 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 11.03. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Notes Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Notes Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Notes Collateral Agent is expressly entitled to take or assert under this Indenture, the Security

Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article VI, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.
          (b) The Notes Collateral Agent may execute any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through agents, employees, attorneys-in-fact or through its Related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made without negligence or willful misconduct.
          (c) None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own negligence or willful misconduct) or under or in connection with any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Grantor or Affiliate of any Grantor, or any officer or Related Person thereof, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this or any other Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.
          (d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Grantor), independent accountants and other experts selected by the Notes Collateral Agent. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this or any other Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
          (e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Notes Collateral Agent shall have received written notice from the Trustee or a Grantor referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6; provided, however, that unless and until the Notes Collateral Agent has received any such request, the Notes Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
          (f) Wells Fargo Bank, N.A. and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Grantor and its Affiliates as though it was not the Notes Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, Wells Fargo Bank, N.A. or its respective Affiliates may receive information regarding any Grantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Grantor or such Affiliate) and acknowledge that the Notes Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders.
          (g) The Notes Collateral Agent may resign at any time upon thirty (30) days prior written notice to the Trustee and the Grantors, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the effective date of the resignation of the Notes Collateral Agent, the Notes Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 11.11 shall inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.
          (h) The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, negligence or bad faith.
          (i) The Trustee, as Notes Collateral Agent, is authorized and directed to (i) enter into the Security Documents, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.
          (j) The Trustee agrees that it shall not, and shall not instruct the Notes Collateral Agent to, unless specifically requested to do so by a majority of the Holders, take or cause to be taken any action to enforce its rights under this Indenture or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent.
          (k) The Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof, and, promptly upon the Notes Collateral Agent’s request therefor shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
          (l) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes

Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Notes Collateral Agent’s own interest in the Collateral and that the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.
          (m) If the Company (i) Incurs any obligations in respect of Lenders Debt at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting Lenders Debt entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Lenders Debt so Incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.
          SECTION 11.12. Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the terms “Lenders Debt” and “Other Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Notes Collateral Agent and the Bank Collateral Agent. For all purposes hereof and the Intercreditor Agreement, the Company hereby designates the Obligations pursuant to the ABL Facility as “Lenders Debt.”
ARTICLE 12
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ARTICLE 13
MISCELLANEOUS
          SECTION 13.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

          SECTION 13.02. Notices. (a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:
if to the Company or a Guarantor:
Attention of: General Counsel
Facsimile:
if to the Trustee:
Wells Fargo Bank, N.A.
213 Court Street, Suite 703
Middletown, CT 06457
Attention of: Joseph P. O’Donnell
Facsimile: (860) 704-6219
The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
          (b) Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
          (c) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.
          SECTION 13.03. Communication by the Holders with Other Holders. The Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.
          SECTION 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee at the request of the Trustee:
     (a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
     (b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

          SECTION 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:
     (a) a statement that the individual making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
          SECTION 13.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
          SECTION 13.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.
          SECTION 13.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.
          SECTION 13.09. GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 13.10. No Recourse Against Others. No affiliate, director, officer, employee, incorporator or holder of any equity interests in the Company or of any Guarantor or any direct or indirect parent corporation of Holdings, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, however, the foregoing will not affect or limit any liability of any Guarantor under this Indenture or its Guarantee. Each Holder of Notes by accepting a Note waives and releases all such liability.
          SECTION 13.11. Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.
          SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
          SECTION 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
          SECTION 13.14. Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.
          SECTION 13.15. Intercreditor Agreement Governs. Reference is made to the Lien Subordination and Intercreditor Agreement dated as of November 30, 2005, among Bank of America, N.A., as collateral agent for the Revolving Facility Secured Parties referred to therein; Wells Fargo Bank, N.A., as Trustee; Wells Fargo Bank, N.A., as Noteholder Collateral Agent; Flag Intermediate Holdings Corporation; Flag Acquisition Corporation; and the other subsidiaries of Metals USA, Inc. named therein (the “Intercreditor Agreement”). Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee to enter into the Intercreditor Agreement as Trustee and on behalf of such Holder. The foregoing provisions are intended as an inducement to the holders of Lenders Debt to extend credit and such holders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.
          SECTION 13.16. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
          SECTION 13.17. Currency of Account; Conversion of Currency; Foreign Exchange Restrictions. (a) U.S. Dollars are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the Notes, the Guarantees and this Indenture, including damages related thereto. Any amount received or recovered in a currency other than U.S. Dollars by a Holder (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) in respect of any sum expressed to be due to it from the Company or a Guarantor shall only constitute a discharge to the Company or any such Guarantor to the extent of the U.S. Dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under the applicable Notes, the Company and the Guarantors shall indemnify it against any loss sustained by it as a result as set forth in Section 13.16(b). In any event, the Company and the Guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 13.16, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above).
          (b) The Company and the Guarantors, jointly and severally, covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes, the Guarantees and this Indenture:
     (1) (A) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).
     (B) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company and the Guarantors will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.
     (2) In the event of the winding-up of the Company or any Guarantor at any time while any amount or damages owing under the Notes, the Guarantees and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company and the Guarantors shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the foreign currency equivalent of the amount due or contingently due under the Notes, the Guarantees and this Indenture (other than under this subsection (b)(2)) is calculated for the purposes of such winding-up and (ii) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b)(2), the final date for the filing of proofs of claim in the winding-up of the Company or any Guarantor shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company or such Guarantor may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.
          (c) The obligations contained in subsections (a), (b)(1)(B) and (b)(2) of this Section 13.16 shall constitute separate and independent obligations from the other obligations of the Company and the Guarantors under this Indenture, shall give rise to separate and independent causes of action against the Company and the Guarantors, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company or any Guarantor for a liquidated sum in respect of amounts due hereunder (other than under subsection (b)(2) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company or any Guarantor or the liquidator or otherwise or any of them. In the case of subsection (b)(2) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.
          (d) The term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b)(1) and (b)(2) above and includes any premiums and costs of exchange payable.

          IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

FLAG ACQUISITION CORPORATION,
By:	/s/ M. ALI RASHID
	Name:	M. Ali Rashid
	Title:	President

FLAG INTERMEDIATE HOLDINGS CORPORATION,
By:	/s/ M. ALI RASHID
	Name:	M. Ali Rashid
	Title:	President

Signature page to the Indenture

S-1

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ JOSEPH P. O’DONNELL
	Name:	Joseph P. O’Donnell
	Title:	Vice President

WELLS FARGO BANK, N.A., as Notes Collateral Agent
By:	/s/ JOSEPH P. O’DONNELL
	Name:	Joseph P. O’Donnell
	Title:	Vice President

Signature page to the Indenture

S-2

Rule 144A/REGULATION S/IAI APPENDIX
PROVISIONS RELATING TO INITIAL NOTES,
PRIVATE EXCHANGE NOTES AND EXCHANGE NOTES
     1. Definitions
     1.1 Definitions
     For the purposes of this Appendix the following terms shall have the meanings indicated below:
          “Applicable Procedures” means, with respect to any transfer or transaction involving a Temporary Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such a Temporary Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.
          “Definitive Note” means a certificated Initial Note or Exchange Note or Private Exchange Note bearing, if required, the appropriate restricted notes legend set forth in Section 2.3(e).
          “Depository” means The Depository Trust Company, its nominees and their respective successors.
          “Distribution Compliance Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.
          “Exchange Notes” means (1) the 11 1/8% Senior Secured Notes Due 2015 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement and (2) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.
          “IAI” means an institutional “accredited investor”, as defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act.
          “Initial Notes” means (1) $275,000,000 in aggregate principal amount at maturity of 11 1/8% Senior Secured Notes Due 2015 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.
          “Initial Purchasers” means (a) with respect to the Initial Notes issued on the Issue Date, Credit Suisse First Boston LLC and CIBC World Markets Corp. and (b) with respect to each issuance of Additional Notes, the Persons purchasing or underwriting such Additional Notes under the related Purchase Agreement.

2

          “Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto, and shall initially be the Trustee.
          “Private Exchange” means the offer by the Company, pursuant to a Registration Rights Agreement, to the Initial Purchasers to issue and deliver to each such Initial Purchaser, in exchange for the Initial Notes held by such Initial Purchaser as part of the initial distribution of such Initial Notes, a like aggregate principal amount of Private Exchange Notes.
          “Private Exchange Notes” means any Notes issued in connection with a Private Exchange.
          “Purchase Agreement” means (a) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated November 21, 2005, among the Company, the Guarantors and the Initial Purchasers and (b) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company, the Guarantors and the Persons purchasing or underwriting such Additional Notes.
          “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
          “Registered Exchange Offer” means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.
          “Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.
          “Shelf Registration Statement” means the registration statement issued by the Company in connection with the offer and sale of Initial Notes or Private Exchange Notes pursuant to a Registration Rights Agreement.
          “Transfer Restricted Notes” means Notes that bear or are required to bear a legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e).

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     1.2 Other Definitions

	Defined in
Term	Section:
“Agent Members”	2.1	(b)
“Global Notes”	2.1	(a)
“IAI Global Note”	2.1	(a)
“Permanent Regulation S Global Note”	2.1	(a)
“Regulation S”	2.1	(a)
“Regulation S Global Note”	2.1	(a)
“Rule 144A”	2.1	(a)
“Rule 144A Global Note”	2.1	(a)
“Temporary Regulation S Global Note”	2.1	(a)
2. The Notes
     2.1 (a) Form and Dating. The Initial Notes will be offered and sold by the Company pursuant to the Purchase Agreement. The Initial Notes will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others, QIBs, IAIs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”); Initial Notes initially resold to IAIs shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “IAI Global Note”); and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global notes in fully registered form (collectively, the “Temporary Regulation S Global Note”), in each case without interest coupons and with the global notes legend and the applicable restricted notes legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in the Temporary Regulation S Global Note will not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note, a permanent global note (the “Permanent Regulation S Global Note”, and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note, an IAI Global Note or the Permanent Regulation S Global Note only upon certification in form reasonably satisfactory to the Trustee that (i) beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for an

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IAI Global Note, certification that the interest in the Temporary Regulation S Global Note is being transferred to an institutional “accredited investor” under the Securities Act that is an institutional accredited investor acquiring the notes for its own account or for the account of an institutional accredited investor.
          Beneficial interests in Temporary Regulation S Global Notes (after the expiration of the Distribution Compliance Period) or IAI Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Temporary Regulation S Global Note or the IAI Global Note, as applicable, first delivers to the Trustee a written certificate (in a form satisfactory to the Trustee) to the effect that the beneficial interest in the Temporary Regulation S Global Note or the IAI Global Note, as applicable, is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.
          Beneficial interests in Temporary Regulation S Global Notes (after the expiration of the Distribution Compliance Period) and Rule 144A Global Notes may be exchanged for an interest in IAI Global Notes if (1) such exchange occurs in connection with a transfer of the Notes in compliance with an exemption under the Securities Act and (2) the transferor of the Regulation S Global Note or Rule 144A Global Note, as applicable, first delivers to the trustee a written certificate (substantially in the form of Exhibit 2) to the effect that (A) the Regulation S Global Note or Rule 144A Global Note, as applicable, is being transferred (a) to an “accredited investor” within the meaning of 501(a)(1),(2),(3) and (7) under the Securities Act that is an institutional investor acquiring the notes for its own account or for the account of such an institutional accredited investor, in each case in a minimum principal amount of the notes of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act and (B) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.
          Beneficial interests in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in this Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).
          The Rule 144A Global Note, the IAI Global Note, the Temporary Regulation S Global Note and the Permanent Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

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     (b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.
          The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.
          Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company, the Guarantors or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantors, the Trustee or any agent of the Company, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
     (c) Definitive Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.
     2.2 Authentication
          The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $275,000,000 Notes, (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.03 of the Indenture and (3) Exchange Notes or Private Exchange Notes for issue only in a Registered Exchange Offer or a Private Exchange, respectively, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance and Additional Notes pursuant to Section 2.01 of the Indenture, shall certify that such issuance is in compliance with Section 4.03 of the Indenture.
     2.3 Transfer and Exchange
          (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:
(x)	to register the transfer of such Definitive Notes; or

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(y)	to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
     (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and
     (ii) if such Definitive Notes are required to bear a restricted notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
     (A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
     (B) if such Definitive Notes are being transferred to the Company, a certification to that effect; or
     (C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).
          (b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note, an IAI Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:
     (i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A, (B) being transferred to an IAI or (C) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

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     (ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)), IAI Global Note (in the case of a transfer pursuant to clause (b)(i)(B) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes, IAI Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate of the Company, a new Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.
          (c) Transfer and Exchange of Global Notes.
          (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.
          (ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

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     (iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
     (iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
          (d) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note), or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.
     (e) Legend.
     (i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof), in the case of Notes offered otherwise than in reliance on Regulation S, shall bear a legend in substantially the following form:
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) WITHIN THE UNITED STATES TO A PERSON WHOM

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THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (V) PURSUANT TO EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
          Each certificate evidencing a Note offered in reliance on Regulation S shall, in lieu of the foregoing, bear a legend in substantially the following form:
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.
Each Definitive Note shall also bear the following additional legend:
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM

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     THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
     (ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).
     (iii) After a transfer of any Initial Notes or Private Exchange Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Private Exchange Notes, as the case may be, all requirements pertaining to legends on such Initial Note or such Private Exchange Note will cease to apply, the requirements requiring any such Initial Note or such Private Exchange Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or Private Exchange Note or an Initial Note or Private Exchange Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes or Private Exchange Notes upon exchange of such transferring Holder’s certificated Initial Note or Private Exchange Note or directions to transfer such Holder’s interest in the Global Note, as applicable.
     (iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form, in each case without the restricted notes legend set forth in Exhibit 1 hereto, will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.
     (v) Upon the consummation of a Private Exchange with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Private Exchange Notes in global form with the global notes legend and the applicable restricted notes legend set forth in Exhibit 1 hereto will be available to Holders that exchange such Initial Notes in such Private Exchange.
          (f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by

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such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
     (g) No Obligation of the Trustee.
     (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
     (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
2.4 Certificated Notes
          (a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note and the Depository fails to appoint a successor depositary or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture.

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          (b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal corporate trust office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $1,000 principal amount and any integral multiple thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted notes legend and definitive note legend set forth in Exhibit 1 hereto.
          (c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
          (d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 of this Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

EXHIBIT 1 to Rule 144A/REGULATION S/IAI APPENDIX
[FORM OF FACE OF INITIAL NOTE]
[Global Notes Legend]
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
          [[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]
[Restricted Notes Legend for Notes Offered Otherwise than in Reliance on Regulation S]
          THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

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          THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) WITHIN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
[Restricted Notes Legend for Notes Offered in Reliance on Regulation S.]
          THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.
[Temporary Regulation S Global Note Legend]
          EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING

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OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE COMPANY, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.
          AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
          AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN AN IAI GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH AN EXEMPTION UNDER THE SECURITIES ACT AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1),(2),(3) OR (7) UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING

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CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
          BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE OR AN IAI GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).
[Definitive Notes Legend]
          IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

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[FLAG ACQUISITION CORPORATION
11 1/8% Senior Secured Notes Due 2015

CUSIP No. [ ]
ISIN No. [ ]
No. [ ]	$ [ ]
          FLAG ACQUISITION CORPORATION, a Delaware corporation, promises to pay to [   ], or its registered assigns, the principal sum of [   ] Dollars ($[   ]) on December 1, 2015.
          Interest Payment Dates: June 1 and December 1
          Record Dates: May 15 and November 15
          Additional provisions of this Note are set forth on the other side of this Note.
Dated:
SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:

FLAG ACQUISITION CORPORATION
by
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
WELLS FARGO BANK, N.A.
     as Trustee, certifies
that this is one of
the Notes referred
to in the Indenture.
by

          Authorized Signatory

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[FORM OF REVERSE SIDE OF INITIAL NOTE]
11 1/8% Senior Secured Notes Due 2015
1. Interest
          Flag Acquisition Corporation, a Delaware corporation (such Person, and its respective successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at a rate per annum of 11 1/8%; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Note at a rate of 0.25% per annum (increasing by an additional 0.25% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured and, if practicable, the Company shall notify the Trustee in writing of the occurrence of a Registration Default promptly (and in any event prior to the next stated payment of interest) and of the cure of such Registration Default promptly following the occurrence thereof (and in any event prior to the next scheduled payment of interest). The Company will pay interest semiannually in arrears to the holders of record of the Notes on June 1 and December 1 of each year, commencing June 1, 2006. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate borne by this Note plus 1.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
          The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the May 15 and November 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Company will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately

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preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
          Initially, Wells Fargo Bank, N.A. (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. Holdings or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4. Indenture
          The Company issued the Notes under an Indenture dated as of November 30, 2005 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Act for a statement of those terms.
          The Notes are secured obligations of the Company. The Indenture contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; engage in transactions with affiliates; create liens on assets to secure indebtedness; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications contained in the Indenture.
5. Optional Redemption
          Except as set forth below, the Company shall not be entitled to redeem the Notes.
          On and after December 1, 2010, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

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Redemption
Period	Price
2010	105.563%

2011	103.708%

2012	101.854%

2013 and thereafter	100.000%
          In addition, prior to December 1, 2010, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
          Notwithstanding the foregoing, at any time and from time to time on or prior to December 1, 2008, the Company may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.13% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of Notes (which includes Additional Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.
6. Notice of Redemption
          Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such

10

date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.
7. Put Provisions
          Unless the Company has given notice of redemption as described under Paragraph 5 of this Note with respect to all the Notes, not later than 30 days following any Change of Control, any Holder of Notes will have the right to cause the Company to purchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be purchased plus accrued interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of the Indenture.
8. Guarantee
          The payment by the Company of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.
9. Security
          The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.
10. Denominations; Transfer; Exchange
          The Notes are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

11
11.	Persons Deemed Owners
          The registered Holder of this Note may be treated as the owner of it for all purposes.
12.	Unclaimed Money
          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
13.	Discharge and Defeasance
          Subject to certain conditions set forth in the Indenture, the Company at any time shall be entitled to terminate some or all of their and the Guarantors’ obligations under the Notes and the Indenture if the Company deposits with the Trustee money or, in certain cases, U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
14.	Amendment, Waiver
          Subject to certain exceptions set forth in the Indenture, the Company and the Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). Subject to certain exceptions set forth in the Indenture, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement without notice to or consent of any Holder to cure any ambiguity, omission, defect, mistake or inconsistency; to comply with Article 5 of the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; to add additional Guarantees with respect to the Notes; to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Guarantor; to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of the Indenture under the TIA; to make any change that does not adversely affect the rights of any Holder; to provide for the issuance of the Exchange Notes or Additional Notes, which, except as otherwise provided in the Indenture, shall have terms substantially identical in all material respects to the Initial Notes; to make any amendment to the provisions of the Indenture relating to the

12

transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer the Notes; to secure the Notes or to add additional assets as Collateral; to release Collateral from the Lien or any Guarantor from its Guarantee pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents; or except as provided in clause (x) of Section 9.02 of the Indenture, to amend the Intercreditor Agreement in accordance with the provisions thereof.
15.	Defaults and Remedies
          Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to Paragraph 5 of the Notes, upon acceleration or otherwise, or failure by the Company to redeem or purchase Notes when required; (c) failure by the Company, Holdings or certain Subsidiaries to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company, Holdings or Significant Subsidiaries if the amount accelerated (or so unpaid) exceeds $15.0 million; (e) certain events of bankruptcy or insolvency with respect to the Company, Holdings and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $15.0 million; (g) certain defaults with respect to Guarantees; and (h) certain defaults relating to the Collateral under the Security Documents. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all such Notes to be due and payable immediately, subject to certain conditions set forth in the Indenture. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
          Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
16.	Trustee Dealings with the Company
          Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

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17.	No Recourse Against Others
          A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, the foregoing will not affect or limit any liability of any Guarantor under the Indenture or its Guarantee. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
18.	Authentication
          This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
19.	Abbreviations
          Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.	CUSIP Numbers
          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company have caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.	Holders’ Compliance with Registration Rights Agreement
          Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.
22.	Governing Law
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          The Company will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

14

Flag Acquisition Corporation
c/o Apollo Management, LP
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
     (Print or type assignee’s name, address and zip code)
     (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                     agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.
In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
☐	to the Company; or

(1)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(2)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(4)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

2

(5)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (3), (4) or (5) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.
______________________________
Signature
Signature Guarantee:

Signature must be guaranteed	Signature
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

3

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.
          The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

	Notice:	To be executed by
an executive officer

4

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

	Amount of decrease in	Amount of increase in	Principal amount of this	Signature of authorized
	Principal amount of this	Principal amount of this	Global Note following such	officer of Trustee or Notes
Date of Exchange	Global Note	Global Note	decrease or increase	Custodian

5

OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, check the box:

          If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, state the amount in principal amount: $___

Dated:	Your Signature:

(Sign exactly as your name appears
on the other side of this Note.)

Signature Guarantee:

(Signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT A
FORM OF FACE OF EXCHANGE NOTE
OR PRIVATE EXCHANGE NOTE*/**/

*/ If the Note is to be issued in global form add the Global Notes Legend from Exhibit 1 to Appendix A and the attachment from such Exhibit 1 captioned “[TO BE ATTACHED TO GLOBAL NOTES] - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.

**/ If the Note is a Private Exchange Note issued in a Private Exchange to an Initial Purchaser holding an unsold portion of its initial allotment, add the Restricted Notes Legend from Exhibit 1 to Appendix A and replace the Assignment Form included in this Exhibit A with the Assignment Form included in such Exhibit 1.

2

[FLAG ACQUISITION CORPORATION
11 1/8% Senior Secured Notes Due 2015
CUSIP No. [    ]
ISIN No. [    ]

No. [ ]	$ [ ]
          FLAG ACQUISITION CORPORATION, a Delaware corporation, promises to pay to [   ], or its registered assigns, the principal sum of [    ] Dollars ($[    ]) on December 1, 2015.
          Interest Payment Dates: June 1 and December 1
          Record Dates: May 15 and November 15
          Additional provisions of this Note are set forth on the other side of this Note.
Dated:
SIGNATURE PAGE FOLLOWS]

3

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:
          FLAG ACQUISITION CORPORATION

by

Name:
Title:
TRUSTEE’S CERTIFICATE OF
           AUTHENTICATION
WELLS FARGO BANK, N.A.
      as Trustee, certifies that this is one of
           the Notes referred to in the Indenture.

By

Authorized Signatory

EXHIBIT A
[FORM OF REVERSE SIDE OF EXCHANGE NOTE
OR PRIVATE EXCHANGE NOTE]
11 1/8% Senior Secured Notes Due 2015
1.	Interest
     Flag Acquisition Corporation, a Delaware corporation (such Person, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at a rate per annum of 11 1/8% [; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Note at a rate of 0.25% per annum (increasing by an additional 0.25% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured and, if practicable, the Company shall notify the Trustee in writing of the occurrence of a Registration Default promptly (and in any event prior to the next stated payment of interest) and of the cure of such Registration Default promptly following the occurrence thereof (and in any event prior to the next scheduled payment of interest).]1 The Company will pay interest semiannually in arrears to the holders of record of the Notes on June 1 and December 1 of each year, commencing June 1, 2006. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate borne by this Note plus 1.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
2.	Method of Payment
          The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the May 15 and November 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Company will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be

[1]	Insert if at the date of issuance of the Exchange Note or Private Exchange Note (as the case may be) any Registration Default has occurred with respect to the related Initial Notes during the interest period in which such date of issuance occurs.

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made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.	Paying Agent and Registrar
          Initially, Wells Fargo Bank, N.A. (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. Holdings or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4.	Indenture
          The Company issued the Notes under an Indenture dated as of November 30, 2005 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Act for a statement of those terms.
          The Notes are secured obligations of the Company. The Indenture contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; engage in transactions with affiliates; create liens on assets to secure indebtedness; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications contained in the Indenture.
5.	Optional Redemption
          Except as set forth below, the Company shall not be entitled to redeem the Notes.
          On and after December 1, 2010, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

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Redemption
Period	Price
2010	105.563%
2011	103.708%
2012	101.854%
2013 and thereafter	100.000%
          In addition, prior to December 1, 2010, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
          Notwithstanding the foregoing, at any time and from time to time on or prior to December 1, 2008, the Company may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate principal amount not to exceed 35% of the original aggregate principal amount of the Notes (which includes Additional Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.13% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.
6.	Notice of Redemption
          Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

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7.	Put Provisions
          Unless the Company has given notice of redemption as described under Paragraph 5 of this Note with respect to all the Notes, not later than 30 days following any Change of Control, any Holder of Notes will have the right to cause the Company to purchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be purchased plus accrued interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of the Indenture.
8.	Guarantee
          The payment by the Company of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.
9.	Security
          The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.
10.	Denominations; Transfer; Exchange
          The Notes are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.
11.	Persons Deemed Owners
          The registered Holder of this Note may be treated as the owner of it for all purposes.

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12.	Unclaimed Money
          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
13.	Discharge and Defeasance
          Subject to certain conditions set forth in the Indenture, the Company at any time shall be entitled to terminate some or all of their and the Guarantors’ obligations under the Notes and the Indenture if the Company deposits with the Trustee money or, in certain cases, U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
14.	Amendment, Waiver
          Subject to certain exceptions set forth in the Indenture, the Company and the Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). Subject to certain exceptions set forth in the Indenture, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement without notice to or consent of any Holder to cure any ambiguity, omission, defect, mistake or inconsistency; to comply with Article 5 of the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; to add additional Guarantees with respect to the Notes; to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Guarantor; to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of the Indenture under the TIA; to make any change that does not adversely affect the rights of any Holder; to provide for the issuance of the Exchange Notes or Additional Notes, which, except as otherwise provided in the Indenture, shall have terms substantially identical in all material respects to the Initial Notes; to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer the Notes; to secure the Notes or to add additional assets as Collateral; to release Collateral from the Lien or any Guarantor from its Guarantee pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents; or except as provided in

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clause (x) of Section 9.02 of the Indenture, to amend the Intercreditor Agreement in accordance with the provisions thereof.
15.	Defaults and Remedies
          Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to Paragraph 5 of the Notes, upon acceleration or otherwise, or failure by the Company to redeem or purchase Notes when required; (c) failure by the Company, Holdings or certain Subsidiaries to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company, Holdings or Significant Subsidiaries if the amount accelerated (or so unpaid) exceeds $15.0 million; (e) certain events of bankruptcy or insolvency with respect to the Company, Holdings and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $15.0 million; (g) certain defaults with respect to Guarantees; and (h) certain defaults relating to the Collateral under the Security Documents. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all such Notes to be due and payable immediately, subject to certain conditions set forth in the Indenture. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
          Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
16.	Trustee Dealings with the Company
          Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
17.	No Recourse Against Others
          A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, the foregoing will not affect or limit any liability of any Guarantor under the Indenture or its Guarantee. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

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18.	Authentication
          This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
19.	Abbreviations
          Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.	CUSIP Numbers
          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company have caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.	Holders’ Compliance with Registration Rights Agreement
          Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.]2
22.	Governing Law
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          The Company will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
Flag Acquisition Corporation
c/o Apollo Management, LP
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention: General Counsel

[2]	Delete if this Note is not being issued in exchange for an Initial Note.

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ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
     (Print or type assignee’s name, address and zip code)
     (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                     agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

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OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, check the box:

          If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, state the amount in principal amount: $___

Dated:	Your Signature:

(Sign exactly as your name appears
on the other side of this Note.)

Signature Guarantee:

(Signature must be guaranteed)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT 2 to Rule 144A/REGULATION S/IAI APPENDIX
Form of
Transferee Letter of Representation
Flag Acquisition Corporation
In care of
[     ]
[     ]
[     ]
Ladies and Gentlemen:
     This certificate is delivered to request a transfer of $[ ] principal amount of the 11 1/8% Senior Secured Notes Due 2015 (the “Notes”) of Flag Acquisition Corporation, a Delaware corporation, (the “Company”).
     Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:
Name:____________________________
Address:__________________________
Taxpayer ID Number:_______________
     The undersigned represents and warrants to you that:
     1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase notes similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.
     2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Company, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Notes of $250,000, (iv) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.
TRANSFEREE:_________________,
by:__________________

APPENDIX B
[FORM OF SUPPLEMENTAL INDENTURE TO BE
DELIVERED BY ADDITIONAL SUBSIDIARY GUARANTORS]
          SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [   ] among [   ] (the “Additional Subsidiary Guarantor”), a [   ] corporation and a [direct][indirect] subsidiary of Metals USA, Inc. (or its permitted successor) (the “Company”), the Company, Flag Intermediate Holdings Corporation, Wells Fargo Bank, N.A., as trustee under the Indenture (the “Trustee”) and Wells Fargo Bank, N.A., as notes collateral agent under the Indenture (the “Notes Collateral Agent”).
WITNESSETH :
          WHEREAS the Company, Holdings and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 30, 2005, providing for the issuance of 11 1/8% Senior Secured Notes Due 2015 (the “Notes”);
          WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances the Company will cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and
          WHEREAS, pursuant to Section 9.01(iv) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
          SECTION 2. Guarantees. The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11).
          SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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          SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
          SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

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          IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

FLAG ACQUISITION CORPORATION,

by

Name:
Title:

[ADDITIONAL SUBSIDIARY GUARANTOR],

by

Name:
Title:

WELLS FARGO BANK, N.A.,

by

Name:
Title: